Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-154173

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated December 17, 2010.

Prospectus Supplement to the Prospectus dated April  6, 2009 and the

Prospectus Supplement dated April 6, 2009 — No.

The Goldman Sachs Group, Inc.
Medium-Term Notes, Series D

$
Leveraged Buffered Basket-Linked Notes due
(Linked to a Basket Comprised of the MSCI EAFE Index and the iShares® MSCI Emerging Markets Index Fund)

The notes will not bear interest. The amount that you will be paid on your notes on the stated maturity date (set on the trade date, expected to be between 18 and 21 months after the original issue date, subject to adjustment) is based on the performance of a weighted basket comprised of the MSCI EAFE Index and the iShares® MSCI Emerging Markets Index Fund, an exchange traded fund, as measured from the trade date to and including the determination date (set on the trade date, expected to be the fifth scheduled trading day prior to the stated maturity date, subject to adjustment). We refer to the iShares® MSCI Emerging Markets Index Fund as the “iShares® Fund” and we refer to the MSCI EAFE Index and iShares® Fund, collectively, as the “basket underliers”. If the basket return (defined below) is less than -10% (the final basket level is less than the initial basket level by more than 10%), you would lose a portion of your investment in the notes and may lose your entire investment, depending on the performance of the basket. Additionally, the amount you may receive for each $1,000 face amount of your notes at maturity is subject to a maximum settlement amount (set on the trade date and expected to be between $1,213.75 and $1,251.25).

To determine your payment at maturity, we will first calculate the percentage increase or decrease in the final basket level (determined on the determination date, subject to adjustment) from the initial basket level, which we refer to as the basket return. The basket return may reflect a positive return (based on any increase in the basket level over the life of the notes) or a negative return (based on any decrease in the basket level over the life of the notes). On the stated maturity date, for each $1,000 face amount of your notes:

•

if the basket return is positive (the final basket level is greater than the initial basket level), you will receive an amount in cash equal to the sum of (i) $1,000 plus (ii) $1,000 times the product of 1.5 times the basket return, subject to the maximum settlement amount;

•

if the basket return is zero or negative but not below -10% (the final basket level is equal to or less than the initial basket level but not by more than 10%), you will receive an amount in cash equal to $1,000; or

•

if the basket return is negative and is below -10% (the final basket level is less than the initial basket level by more than 10%), you will receive an amount in cash equal to the sum of (i) $1,000 plus (ii) the product of (a) approximately 1.1111 times (b) the sum of the basket return plus 10% times (c) $1,000. You will receive less than $1,000.

The amount you will be paid on your notes on the stated maturity date will not be affected by the closing level of the basket on any day other than the determination date. You could lose your entire investment in the notes. A percentage decrease of more than 10% between the initial basket level and the final basket level will reduce the payment you will receive on the stated maturity date below the face amount of your notes potentially to $0. Further, the maximum payment that you could receive on the stated maturity date with respect to a $1,000 face amount note is limited to the maximum settlement amount of between $1,213.75 and $1,251.25 (set on the trade date). In addition, the notes will not pay interest, and no other payments on your notes will be made prior to the stated maturity date.

The return on your notes is linked to the performance of the iShares® MSCI Emerging Markets Index Fund, and not to the performance of the MSCI Emerging Markets Index (which we refer to as the iShares Index) on which the iShares® Fund is based. Although the iShares® Fund seeks results that correspond generally to the performance of the iShares Index, the iShares® Fund follows a strategy of “representative sampling,” which means the iShares® Fund’s holdings do not identically correspond to the holdings and weightings of the iShares Index, and may significantly diverge from the iShares Index. Although the iShares® Fund generally invests at least 90% of its assets in some of the same securities as those contained in the iShares Index and in depositary receipts representing the same securities as those contained in the iShares Index, it does not hold all of the securities underlying the iShares Index and may invest the remainder in securities that are not contained in the iShares Index, or in other types of investments. Currently, the iShares® Fund holds substantially fewer securities than the iShares Index. Additionally, when the iShares® Fund purchases securities not held by the iShares Index, the iShares® Fund may be exposed to additional risks, such as counterparty credit risk or liquidity risk, to which the iShares Index components are not exposed. Therefore, your investment in the iShares® Fund will not directly track the performance of the underlying iShares Index and there may be significant variation between the performance of the iShares® Fund and the iShares Index on which it is based

Because we have provided only a brief summary of the terms of your notes above, you should read the detailed description of the terms of the notes found in “Summary Information” on page S-3 and “Specific Terms of Your Notes” on page S-20.

Your investment in the notes involves certain risks. In particular, assuming no changes in market conditions or our creditworthiness and any other relevant factors, the value of your notes on the trade date (as determined by reference to pricing models used by Goldman, Sachs & Co. and taking into account our credit spreads) will, and the price you may receive for your notes may, be significantly less than the original issue price. The value or quoted price of your notes at any time will reflect many factors and cannot be predicted; however, the price at which Goldman, Sachs & Co. would initially buy or sell notes (if Goldman, Sachs & Co. makes a market) and the value that Goldman, Sachs & Co. will initially use for account statements and otherwise will significantly exceed the value of your notes using such pricing models. The amount of the excess will decline on a straight line basis over the period from the date hereof through September     , 2011. We encourage you to read “Additional Risk Factors Specific to Your Notes” on page S-11 of this prospectus supplement so that you may better understand those risks.

Original issue date (settlement date):	, 2010	Original issue price:	% of the face amount
Underwriting discount:	% of the face amount	Net proceeds to the issuer:	% of the face amount

The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially. We may decide to sell additional notes after the date of this prospectus supplement, at issue prices, underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in the notes will depend in part on the issue price you pay for such notes.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman Sachs may use this prospectus supplement in the initial sale of the notes. In addition, Goldman, Sachs & Co. or any other affiliate of Goldman Sachs may use this prospectus supplement in a market-making transaction in a note after its initial sale. Unless Goldman Sachs or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus supplement is being used in a market-making transaction.

Goldman, Sachs & Co.

Prospectus Supplement dated                     , 2010.

The MSCI indices are the exclusive property of MSCI Inc. (“MSCI”). MSCI and the MSCI index names are service mark(s) of MSCI or its affiliates and are licensed for use for certain purposes by The Goldman Sachs Group, Inc. and its affiliates. These securities, based on such index, have not been passed on by MSCI as to their legality or suitability, and are not issued, sponsored, endorsed, sold or promoted by MSCI, and MSCI bears no liability with respect to any such notes. No purchaser, seller or holder of the notes, or any other person or entity, should use or refer to any MSCI trade name, trademark or service mark to sponsor, endorse, market or promote the notes without first contacting MSCI to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI.

iShares® is a registered trademark of BlackRock Institutional Trust Company, N.A. (“BITC”). The notes are not sponsored, endorsed, sold, or promoted by BITC. BITC makes no representations or warranties to the owners of the notes or any member of the public regarding the advisability of investing in the notes. BITC has no obligation or liability in connection with the operation, marketing, trading or sale of the notes.

SUMMARY INFORMATION

We refer to the notes we are offering by this prospectus supplement as the “offered notes” or the “notes”. Each of the offered notes, including your notes, has the terms described below and under “Specific Terms of Your Notes” on page S-20. Please note that in this prospectus supplement, references to “The Goldman Sachs Group, Inc.”, “we”, “our” and “us” mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated April 6, 2009, as supplemented by the accompanying prospectus supplement, dated April 6, 2009, in each case relating to the Medium-Term Notes, Series D of The Goldman Sachs Group, Inc. References to the “indenture” in this prospectus supplement mean the senior debt indenture, dated July 16, 2008, between The Goldman Sachs Group, Inc. and The Bank of New York Mellon, as trustee.

Key Terms

Issuer: The Goldman Sachs Group, Inc.

Basket Underliers: the MSCI EAFE Index (Bloomberg symbol, “MXEA”, as maintained by MSCI Inc. (“MSCI”)) and the iShares® MSCI Emerging Markets Index Fund (Bloomberg Ticker “EEM UP”); see “The Basket and the Basket Underliers” on page S-29

Specified currency: U.S. dollars (“$”)

Face amount: each note will have a face amount of $1,000; $             in the aggregate for all the offered notes; the aggregate face amount of the offered notes may be increased if the issuer, at its sole option, decides to sell an additional amount of the offered notes on a date subsequent to the date of this prospectus supplement but prior to the settlement date

Payment amount: on the stated maturity date we will pay you, for each $1,000 face amount of your notes, an amount in cash equal to the cash settlement amount:

Cash settlement amount:

•	if the final basket level is greater than or equal to the cap level, the maximum settlement amount;

•

if the final basket level is greater than the initial basket level but less than the cap level, the sum of (1) the $1,000 face amount plus (2) the product of (i) the $1,000 face amount times (ii) the upside participation rate times (iii) the basket return;

•	if the final basket level is equal to or less than the initial basket level but greater than or equal to the buffer level, the $1,000 face amount; or

•	if the final basket level is less than the buffer level, the sum of (1) the $1,000 face amount plus (2) the product of (i) the $1,000 face amount times (ii) the buffer rate times (iii) the sum of the basket return plus the buffer amount

Initial basket level: 100

Initial weighted value: the initial weighted value for each of the basket underliers is expected to equal the product of the initial weight of such basket underlier times the initial basket level. The initial weight of each basket underlier is shown in the table below:

Basket Underlier	Initial Weight in Basket	Initial Weighted Value
MSCI EAFE Index	80%	80
iShares Fund	20%	20

Initial MSCI EAFE Index level (to be set on the trade date):

Initial iShares® Fund price (to be set on the trade date):

Final MSCI EAFE Index level: the closing level of the MSCI EAFE Index on the determination date, except in the limited circumstances described under “Specific Terms of Your Notes — Consequences of a Market Disruption Event or a Non-Trading Day” on page S-22 and subject to adjustment as provided under “Specific Terms of Your Notes — Discontinuance or Modification of the MSCI EAFE Index” on page S-23

Final iShares® Fund price: the closing price of one share of the iShares® Fund on the determination date, except in the limited circumstances described under “Specific Terms of Your Notes — Consequences of a Market Disruption Event or a

Non-Trading Day” on page S-22 and subject to adjustment as provided under “Specific Terms of Your Notes — Discontinuance or Modification of the iShares® Fund” on page S-23

Final basket level: the sum of the following: (1) the final MSCI EAFE Index level divided by the initial MSCI EAFE Index level, times the initial weighted value of the MSCI EAFE Index; plus (2) the final iShares® Fund price divided by the initial iShares® Fund price, times the initial weighted value of the iShares® Fund

Basket return: the quotient of (1) the final basket level minus the initial basket level divided by (2) the initial basket level, expressed as a percentage

Purchase at Amount Other Than Face Amount: The amount we will pay you at the stated maturity date for your notes will not be adjusted based on the issue price you pay for your notes, so if you acquire notes at a premium (or discount) to face amount and hold them to the stated maturity date, it could affect your investment in a number of ways. The return on your investment in such notes will be lower (or higher) than it would have been had you purchased the notes at face amount. Also, the stated buffer level would not offer the same measure of protection to your investment as would be the case if you had purchased the notes at face amount. See “Risk Factors — If you Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will be Negatively Affected” on page S-12 of this prospectus supplement

Buffer level: 90% of the initial basket level

Buffer amount: 10%

Buffer rate: the quotient of the initial basket level divided by the buffer level, which equals approximately 111.11%

Upside participation rate: 150%

Cap level (to be set on the trade date): expected to be between 114.25% and 116.75% of the initial basket level

Maximum settlement amount (to be set on the trade date): expected to be between $1,213.75 and $1,251.25

Trade date:

Original issue date (settlement date): expected to be the fifth scheduled business day following the trade date

Stated maturity date (to be set on the trade date): a specified date that is expected to be between 18 and 21 months after the original issue date, subject to postponement as described under “Specific Terms of Your Notes — Payment of Principal on Stated Maturity Date — Stated Maturity Date” on page S-22

Determination date (to be set on the trade date): a specified date that is expected to be the fifth scheduled trading day prior to the originally scheduled stated maturity date, unless postponed with respect to any basket underlier as described under “Specific Terms of Your Notes — Payment of Principal on Stated Maturity Date — Determination Date” on page S-22

No interest: the offered notes will not bear interest

No listing: the offered notes will not be listed on any securities exchange or interdealer market quotation system

No redemption: the offered notes will not be subject to redemption right or price dependent redemption right

Market disruption event: as described under “Specific Terms of Your Notes — Special Calculation Provisions — Market Disruption Event” on page S-26

Business day: as described on page S-24

Trading day: as described on page S-25

Calculation agent: Goldman, Sachs & Co.

CUSIP no.:

ISIN no.:

Conflicts of interest: Goldman, Sachs & Co. is an affiliate of The Goldman Sachs Group, Inc. and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. Goldman, Sachs & Co. is not permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder

FDIC: the notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank

HYPOTHETICAL EXAMPLES

The following table, chart and examples are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that various hypothetical basket closing levels or hypothetical closing levels of the basket underliers, as applicable, on the determination date could have on the payment amount at maturity assuming all other variables remain constant.

The information in the following examples reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date at the face amount and held to the stated maturity date. If you sell your notes in a secondary market prior to the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the table or examples shown below such as interest rates and the volatility of the basket underliers. In addition, assuming no changes in market conditions or our creditworthiness and any other relevant factors, the value of your notes on the trade date (as determined by reference to pricing models used by Goldman, Sachs & Co. and taking into account our credit spreads) will, and the price you may receive for your notes may, be significantly less than the issue price. For more information on the value of your notes in the secondary market, see “Additional Risk Factors Specific to Your Notes — Assuming No Changes in Market Conditions or Any Other Relevant Factors, the Value of Your Notes on the Trade Date (As Determined by Reference to Pricing Models Used by Goldman, Sachs & Co.) Will, and the Price You May Receive for Your Notes May, Be Significantly Less than the Original Issue Price” on page S-11 and “— The Market Value of Your Notes May Be Influenced by Many Factors That Are Unpredictable and Interrelated in Complex Ways” on page S-14. The information in the table also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions

Face amount	$1,000

Upside participation rate	150%

Initial basket level	100

Cap level	114.25% of the initial basket level

Maximum settlement Amount	$1,213.75

Buffer level	90% of the initial basket level

Buffer amount	10%

Neither a market disruption event nor a non-trading day occurs with respect to any basket underlier on the originally scheduled determination date

No change in or affecting the index stock or the method by which the index sponsor calculates the MSCI EAFE Index

No change in or affecting shares of the iShares® Fund or the method by which the iShares® Fund is managed

Notes purchased on original issue date at the face amount and held to the stated maturity date

The examples below are based on a range of final basket levels that are entirely hypothetical; no one can predict what the levels of the basket will be on any day throughout the life of your notes, and no one can predict what the final basket level will be on the determination date. The basket underliers have been highly volatile in the past — meaning that the levels of the basket underliers have changed considerably in relatively short periods — and their performances cannot be predicted for any future period

Moreover, we have not yet set the initial MSCI EAFE Index level, the initial iShares® Fund price and the initial weighted value for each of the basket components that will serve as the baselines for determining the basket return and the amount, if any, that we will pay on your notes at maturity. We will not do so until the trade date. As a result, the actual initial MSCI EAFE Index level and initial iShares® Fund price may differ substantially from the current level or price, as applicable, of such basket underlier. They may also differ substantially from the level or price of such basket underlier at the time you purchase your notes. In addition, we have not yet set the cap level or the maximum settlement amount, each of which will serve as the baseline for determining the amount that we will pay on your notes at maturity. We will not do so until the trade date.

For these reasons, the actual performance of the basket over the life of your notes, as well as the payment amount at maturity may bear little relation to the hypothetical examples shown below or to the historical level or price of each basket underlier shown elsewhere in this prospectus supplement. For information about the historical level or price each basket underlier during recent periods, see “The Basket and The Basket Underliers — Historical High, Low and Closing Level or Price of the Basket Underliers” below. Before investing in the offered notes, you should consult publicly available information to determine the level or price, as applicable, of the basket underliers between the date of this prospectus supplement and the date of your purchase of the offered notes.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the basket underliers.

The levels in the left column of the table below represent hypothetical final basket levels and are expressed as percentages of the initial basket level. The amounts in the right column represent the hypothetical payment amounts, as percentages of the face amount of each note, based on the corresponding hypothetical final basket level (expressed as a percentage of the initial basket level), and are expressed as percentages of the face amount of a note (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical payment amount of 100.000% means that the value of the cash payment that we would deliver for each $1,000 of the outstanding face amount of the offered notes on the stated maturity date would equal 100.000% of the face amount of a note, based on the corresponding hypothetical final basket level (expressed as a percentage of the initial basket level) and the assumptions noted above.

Hypothetical Final Basket Level (as Percentage of Initial Basket Level)	Hypothetical Payment Amount (as Percentage of Face Amount)
150.000%	121.375%
125.000%	121.375%
115.000%	121.375%
114.250%	121.375%
105.000%	107.500%
104.000%	106.000%
102.000%	103.000%
100.000%	100.000%
95.000%	100.000%
92.000%	100.000%
90.000%	100.000%
75.000%	83.333%
50.000%	55.556%
25.000%	27.778%
0.000%	0.000%

If, for example, the final basket level were determined to be 25.000% of the initial basket level, the payment amount that we would deliver on your notes at maturity would be approximately 27.778% of the face amount of your notes, as shown in the table above. As a result, if you purchased your notes on the original issue date at the face amount and held them to the stated maturity date, you would lose approximately 72.222% of your investment (if you purchased your notes at a premium to face amount you would lose a correspondingly higher percentage of your investment). In addition, if the final basket level were determined to be 150.000% of the initial basket level, the payment amount that we would deliver on your notes at maturity would be capped at the maximum settlement amount (expressed as a percentage of the face amount), or 121.375% of each $1,000 face amount of your notes, as shown in the table above. As a result, if you held your notes to the stated maturity date, you would not benefit from any increase in the final basket level over 114.250% of the initial basket level.

The following chart also shows a graphical illustration of the hypothetical payment amounts

(expressed as a percentage of the face amount of your notes) that we would pay on your notes on the stated maturity date, if the final basket level (expressed as a percentage of the initial basket level) were any of the hypothetical levels shown on the horizontal axis. The chart shows that any hypothetical final basket level (expressed as a percentage of the initial basket level) of less than 90.000% (the section left of the 90.000% marker on the horizontal axis) would result in a hypothetical payment amount of less than 100.000% of the face amount of your notes (the section below the 100.000% marker on the vertical axis) and, accordingly, in a loss of principal to the holder of the notes. The chart also shows that any hypothetical final basket level (expressed as a percentage of the initial basket level) of greater than 114.250% (the section right of the 114.250% marker on the horizontal axis) would result in a capped return on your investment.

The following four examples illustrate the hypothetical payment amount at maturity, on each note based on hypothetical final levels or prices of the three basket underliers, calculated based on the key terms and assumptions above. The levels in Column A represent hypothetical initial level or price for each basket underlier, and the levels in Column B represent hypothetical final levels or prices for each basket underlier. The percentages in Column C represent hypothetical final levels or prices for each basket underlier in Column B expressed as percentages of the corresponding hypothetical initial levels or prices in Column A. The amounts in Column D represent the initial weighted values of each basket underlier, and the amounts in Column E represent the products of the percentages in Column C times the corresponding amounts in Column D. The final basket level for each example is shown beneath each example, and will equal the sum of the three products shown in Column E. The basket return for each example is shown beneath the final basket level for such example, and will equal the quotient of (i) the final basket level for such example minus the initial basket level divided by (ii) the initial basket level, expressed as a percentage.

Example 1: The final basket level is greater than the cap level. The cash settlement amount equals the maximum settlement amount.

	Column A	Column B	Column C	Column D	Column E
Basket Underlier	Hypothetical Initial Level or Price	Hypothetical Final Level or Price	Column B / Column A	Initial Weighted Value	Column C x Column D
MSCI EAFE	1,629.47	2,118.31	130.00%	80	104.00
iShares® Fund	46.33	60.23	130.00%	20	26.00
			Final Basket Level:		130.00
				Basket Return:	30.00%

In this example, all of the hypothetical final levels and price for the basket underliers are greater than the applicable hypothetical initial levels and price, which results in the hypothetical final basket level being greater than the initial basket level of 100. Since the final basket level of 130.00 exceeds the assumed cap level of 114.25% of the initial basket level, the hypothetical cash settlement amount will equal the maximum settlement amount, or $1,213.75.

Example 2: The final basket level is greater than the initial basket level, but less than the cap level. The cash settlement amount exceeds the $1,000 face amount.

	Column A	Column B	Column C	Column D	Column E
Basket Underlier	Hypothetical Initial Level or Price	Hypothetical Final Level or Price	Column B / Column A	Initial Weighted Value	Column C x Column D
MSCI EAFE	1,629.47	1,678.35	103.00%	80	82.40
iShares® Fund	46.33	47.72	103.00%	20	26.60
			Final Basket Level:		103.00
				Basket Return:	3.00%

this example, all of the hypothetical final levels and price for the basket underliers are greater than the applicable hypothetical initial levels and price, which results in the hypothetical final basket level being greater than the initial basket level of 100. Since the final basket level of 103 is greater than the initial basket level of 100 but less than the assumed cap level of 114.25% of the initial basket level, the hypothetical cash settlement amount will equal:

Cash settlement amount = $1,000 + ($1,000 x 150% x 3.00%) = $1,045

Example 3: The final basket level is equal to the initial basket level, but greater than the buffer level. The cash settlement amount equals the $1,000 face amount.

	Column A	Column B	Column C	Column D	Column E
Basket Underlier	Hypothetical Initial Level or Price	Hypothetical Final Level or Price	Column B / Column A	Initial Weighted Value	Column C x Column D
MSCI EAFE	1,629.47	1,466.52	90.00%	80	72.00
iShares® Fund	46.33	41.70	90.00%	20	18.00
			Final Basket Level:		90.00
				Basket Return:	-10.00%

In this example, all of the hypothetical final levels and price for the basket underliers are less than the applicable hypothetical initial levels and price, which results in the hypothetical final basket level being less than the initial basket level of 100. Since the final basket level of 90.00 is equal to the buffer level of 90% of the initial basket level but less than the initial basket level of 100, the hypothetical cash settlement amount will equal the face amount of a note, or $1,000.

Example 4. The final basket level is less than the buffer level. The cash settlement amount is less than the $1,000 face amount.

	Column A	Column B	Column C	Column D	Column E
Basket Underlier	Hypothetical Initial Level or Price	Hypothetical Final Level or Price	Column B / Column A	Initial Weighted Value	Column C x Column D
MSCI EAFE	1,629.47	814.74	50.00%	80	40.00
iShares® Fund	46.33	23.17	50.00%	20	10.00
			Final Basket Level:		50.00
				Basket Return:	-50.00%

In this example, all of the hypothetical final levels and price for the basket underliers are less than the applicable hypothetical initial levels and price, which results in the hypothetical final basket level being less than the initial basket level of 100. Since the final basket level of 50.00 is less than the buffer level of 90% of the initial basket level, the hypothetical cash settlement amount will equal approximately:

Cash settlement amount = $1,000 + ($1,000 x 111.11% x (-50.00% + 10%)) = $555.56.

The payment amounts shown above are entirely hypothetical; they are based on levels and prices, as applicable, for the basket underlier that may not be achieved on the determination date and on assumptions that may prove to be erroneous. The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical payment amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes. The hypothetical payment amounts on notes held to the stated maturity date in the examples above assume you purchased your notes at their face amount and have not been adjusted to reflect the actual issue price you pay for your notes. The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes. If you purchase your notes for a price other than the face amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Additional Risk Factors Specific to Your Notes — The Market Value of Your Notes May Be Influenced by Many Factors That Are Unpredictable and Interrelated in Complex Ways” on page S-14.

We cannot predict the actual final basket level on the determination date, nor can we predict the relationship between the level or price, as applicable, of each basket underlier and the market value of your notes at any time prior to the stated maturity date. The actual amount that a holder of the offered notes will receive on the stated maturity date and the rate of return on the offered notes will depend on the initial level or price of each basket underlier, the cap level and the maximum settlement amount that we will set on the trade date and the actual basket return determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your notes, on the stated maturity date may be very different from the hypothetical payment amounts shown in the tables and chart above.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks described under “Considerations Relating to Indexed Securities” in the accompanying prospectus dated April 6, 2009. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the underlying stocks, i.e., the stocks comprising the basket underliers that comprise the basket to which your notes are linked. You should carefully consider whether the offered notes are suited to your particular circumstances.

Assuming No Changes in Market Conditions or Any Other Relevant Factors, the Market Value of Your Notes on the Trade Date (As Determined By Reference to Pricing Models Used By Goldman, Sachs & Co.) Will, and the Price You May Receive for Your Notes May, Be Significantly Less Than the Issue Price

The price at which Goldman, Sachs & Co. would initially buy or sell notes (if Goldman, Sachs & Co. makes a market) and the value that Goldman, Sachs & Co. will initially use for account statements and otherwise will significantly exceed the value of your notes using such pricing models. The amount of the excess will decline on a straight line basis over the period from the date hereof through September         , 2011. After September         , 2011, the price at which Goldman, Sachs & Co. would buy or sell notes will reflect the value determined by reference to the pricing models, plus our customary bid and asked spread.

In addition to the factors discussed above, the value or quoted price of your notes at any time will reflect many factors and cannot be predicted. If Goldman Sachs makes a market in the notes, the price quoted by us or our affiliates for the offered notes would reflect any changes in market conditions and other relevant factors, including a deterioration in our creditworthiness or perceived creditworthiness whether measured by our credit ratings or other credit measures. These changes may adversely affect the market price of your notes, including the price you may receive for your notes in any market making transaction. In addition, even if our creditworthiness does not decline, the value of your notes on the trade date is expected to be significantly less than the original issue price taking into account our credit spreads on that date. The quoted price (and the value of your notes that Goldman, Sachs & Co. will use for account statements or otherwise) could be higher or lower than the original issue price, and may be higher or lower than the value of your notes as determined by reference to pricing models used by Goldman, Sachs & Co.

If at any time a third party dealer quotes a price to purchase your notes or otherwise values your notes, that price may be significantly different (higher or lower) than any price quoted by Goldman, Sachs & Co. See “— The Market Value of Your Notes May Be Influenced by Many Factors That Are Unpredictable and Interrelated in Complex Ways” below.

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount.

There is no assurance that Goldman, Sachs & Co. or any other party will be willing to purchase your notes; and, in this regard, Goldman, Sachs & Co. is not obligated to make a market in the notes. See “— Your Notes May Not Have an Active Trading Market” below.

You May Lose Your Entire Investment in the Notes

You can lose your entire investment in the notes. The cash payment on your notes, if any, on the stated maturity date will be based on the performance of a weighted basket comprised of the MSCI EAFE Index and the iShares® MSCI Emerging Markets Index Fund, as measured from the initial basket level of 100 to the final basket level on the determination date. If the final basket level for your notes is less than the buffer level, the amount in cash you will receive on your notes on the stated maturity date, if any, will be less than the face amount of your notes. In that case, the rate of decrease in the amount payable on your notes will exceed the rate of decrease in the level of the basket below the buffer level. Thus, you may lose your entire investment in the notes, which would include any premium to face amount you paid when you purchased the notes.

Also, the market price of your notes prior to the stated maturity date may be significantly lower than the purchase price you pay for your notes. Consequently, if you sell your notes before the stated maturity date, you may receive far less than the amount of your investment in the notes.

The Potential for the Value of Your Notes to Increase May Be Limited

Your ability to participate in any change in the level of the basket over the life of your notes will be limited because of the cap level, which will be set on the trade date and is expected to be between 114.25% and 116.75% of the initial basket level. The cap level will limit the amount in cash you may receive for each of your notes at maturity, no matter how much the level of the basket may rise beyond the cap level over the life of your notes. Accordingly, the payment amount for each of your notes may be significantly less than it would have been had you invested directly in the basket.

Your Notes Will Not Bear Interest

You will not receive any interest payments on your notes. Even if the payment amount on your notes on the stated maturity date exceeds the face amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

The Lower Performance of One Basket Underlier May Offset Increases in the Other Basket Underlier

The basket is comprised of one equity index and one exchange traded fund, which are not equally weighted. Declines in the level or price of one basket underlier may offset or exceed increases in the level of the other basket underlier. Similarly, an increase in the level of one basket underlier may not be sufficient to offset or overcome a decrease in the level of the other basket underlier. As a result, the return on the basket — and thus on your notes — may be reduced or eliminated, which will have the effect of reducing the payment amount in respect of your notes at maturity.

We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate face amount of the notes subsequent to the date of this prospectus supplement but prior to the settlement date. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this prospectus supplement.

If you Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will be Negatively Affected

The cash settlement amount you will be paid for your notes on the stated maturity date will not be adjusted based on the issue price you pay for the notes. If you purchase notes at a price that differs from the face amount of the notes, then the return on your investment in such notes held to the stated maturity date will differ from, and may be substantially less than, the return on notes purchased at face amount. If you purchase your notes at a premium to face amount and hold them to the stated maturity date the return on your investment in the notes will be lower than it would have been had you purchased the notes at face amount or a discount to face amount. In addition, the impact of the buffer level on the return on your investment will depend upon the price you pay for your notes relative to face amount. For example, if you purchase your notes at a premium to face amount, the buffer level, while still providing some protection for the return on the notes, will allow a greater percentage decrease in your investment in the notes than would have been the case for notes purchased at face amount or a discount to face amount.

The Return on Your Notes Will Not Reflect Any Dividends Paid on the Index Stocks Underlying the MSCI EAFE Index

The sponsor of the MSCI EAFE Index, which we refer to as the “index sponsor”, calculates the levels of the MSCI EAFE Index by reference to the prices of the index stocks underlying the component indices of the MSCI EAFE Index, without taking account of the value of dividends paid on those index stocks. Therefore, the return on your notes will not reflect the return you would realize if you actually owned the index stocks underlying the component indices of the MSCI EAFE Index and received the dividends paid on those index stocks.

The Payment Amount of Your Notes Is Not Linked to the Level or Price of Each Basket Underlier at Any Time Other Than the Determination Date

The cash settlement amount that will be paid on your notes will be determined based on the basket closing level on the determination date. Although the actual basket closing level on the stated maturity date or at other times during the life of your notes may be higher than the final basket level, you will not benefit from the basket closing levels at any time other than on the determination date.

The Correlation Between the Performance of the iShares® Fund and the Performance of the Underlying MSCI Emerging Markets IndexSM May Be Imperfect

The iShares® Fund uses a representative sampling strategy to track the performance of the MSCI Emerging Markets IndexSM underlying the iShares® Fund which may give rise to tracking error, i.e., the discrepancy between the performance of the MSCI Emerging Markets IndexSM and the performance of the iShares® Fund. In addition, because the shares of the iShares® Fund are traded on an exchange and are subject to market supply and investor demand, the market value of one share of the iShares® Fund may differ from the net asset value per share of the iShares® Fund. Because of the potential discrepancies identified above, the iShares® Fund return may not correlate perfectly with the return on the MSCI Emerging Markets IndexSM over the same period. For more information, see “The Basket and the Basket Underliers — The iShares® MSCI Emerging Markets Index Fund” on page S-29.

An Investment in the Notes Is Subject to Risks Associated with Foreign Securities Markets

Both of the basket underliers to which your basket is linked, the MSCI EAFE Index and the iShares® Fund, are in turn linked to the value of foreign equity securities. The MSCI EAFE Index consists of twenty-one developed equity market country indices, which are in turn comprised of the stocks traded in the equity markets of such countries. The MSCI Emerging Markets IndexSM, which underlies the iShares® Fund, consists of twenty-five emerging market country indices, which are, in turn, comprised of the stocks traded in the equity markets of such countries. You should be aware that investments in securities linked to the value of foreign equity securities involve particular risks. The foreign securities market comprising the MSCI EAFE Index and the MSCI Emerging Markets IndexSM may have less liquidity and may be more volatile than U.S. or other securities markets and market developments may affect foreign markets differently from U.S. or other securities markets. Direct or indirect government intervention to stabilize these foreign securities markets, as well as cross-shareholdings in foreign companies, may affect trading prices and volumes in these markets. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

Securities prices in foreign countries are subject to political, economic, financial and social factors that apply in those geographical regions. These factors, which could negatively affect those securities markets, include the possibility of recent or future changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability and the possibility of natural disaster or adverse public health development in the region. Moreover, foreign economies may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

Because foreign exchanges may be open on days when the iShares® Fund is not traded, the value of the securities underlying the iShares® Fund may change on days when shareholders will not be able to purchase or sell the iShares® Fund’s shares.

The countries whose indices are represented by the MSCI Emerging Markets IndexSM include Brazil, Chile, China, Colombia, the Czech Republic, Egypt, Hungary, India, Indonesia, Malaysia, Mexico, Morocco, Peru, Philippines, Poland, Russia, South Africa, South Korea, Taiwan, Thailand and Turkey. Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.

Your Notes Are Linked to a Basket That Includes the MSCI EAFE Index, and Are Therefore Subject to Foreign Currency Exchange Rate Risk

Because the notes are linked to a basket that includes the MSCI EAFE Index (and its component country indices, as defined in “The Basket Underliers — The MSCI EAFE Index”), investors of the notes will be exposed to currency exchange rate risk with respect to each of the currencies represented in the MSCI EAFE Index. An investor’s net exposure will depend on the extent to which the currencies represented in the MSCI EAFE Index strengthen or weaken against the U.S. dollar and the relative weight of each relevant currency represented in the overall index. If, taking into account such weight, the dollar strengthens against such currencies, the level of the MSCI EAFE Index will be adversely affected and the payment amount at maturity of the notes may be reduced.

Foreign currency exchange rates vary over time, and may vary considerably during the life of your notes. Changes in a particular exchange rate result from the interaction of many factors directly or indirectly affecting economic and political conditions. Of particular importance are:

•	rates of inflation;

•	interest rate levels;

•	the balance of payments among countries;

•	the extent of government surpluses or deficits in the component countries and the United States; and

•	other financial, economic, military and political factors.

All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the governments of the various component countries and the United States and other countries important to international trade and finance.

The Return on Your Notes With Respect to the MSCI EAFE Index Will Depend on Changes in the Level of the MSCI EAFE Index and Will Not Be Adjusted for Changes in U.S. Dollar Foreign Currency Exchange Rates

Although the index stocks underlying the MSCI EAFE Index are traded in currencies other than U.S. dollars and your notes are denominated in U.S. dollars, the payment amount on your notes at maturity will not be adjusted for changes in the U.S. dollar foreign currency exchange rates relating to index stocks underlying the MSCI EAFE Index. The payment amount on the stated maturity date with respect to the MSCI EAFE Index will be based solely upon the overall change in the level of the MSCI EAFE Index during the life of your notes up to the determination date. Changes in foreign currency exchange rates, however, may reflect changes in the European, Australian and Far East economies that, in turn, may affect the final level of the MSCI EAFE Index.

The Market Value of Your Notes May Be Influenced by Many Factors That Are Unpredictable and Interrelated in Complex Ways

When we refer to the market value of your notes, we mean the value that you could receive for your notes if you chose to sell them in the open market before the stated maturity date. A number of factors, many of which are beyond our control, will influence the market value of your notes, including:

•	the level or price, as applicable, of the basket underliers to which your notes are linked;

•	the volatility — i.e., the frequency and magnitude of changes — in the level or price, as applicable, of the basket underliers;

•	the dividend rates of the MSCI EAFE Index and the MSCI Emerging Markets IndexSM (which underlies the iShares®);

•

economic, financial, legislative, regulatory and political, military or other events that affect the stock markets generally and the stocks underlying the MSCI EAFE Index and the MSCI Emerging Markets IndexSM , and which may affect the level of the basket underliers;

•	other interest rate and yield rates in the market;

•	the time remaining until your notes mature; and

•	our creditworthiness, whether actual or perceived, and including actual or anticipated upgrades or downgrades in our credit ratings or changes in other credit measures.

These factors will influence the price you will receive if you sell your notes before maturity, including the price you may receive for your notes in any market making transaction. If you sell your notes before maturity, you may receive less than the face amount of your notes.

You cannot predict the future levels of the basket underliers based on their historical fluctuations. The actual performance of the basket underliers over the life of the notes may bear little or no relation to the historical levels of the basket underliers or to the hypothetical examples shown elsewhere in this prospectus supplement.

If the Level or Price of Any of the Basket Underliers Changes, the Market Value of Your Notes May Not Change in the Same Manner

Your notes may trade quite differently from the performance of the basket underliers. Changes in the level of the basket underliers may not result in a comparable change in the market value of your notes. Even if the level of the basket increases above the initial basket level during the life of the notes, the market value of your notes may not increase by the same amount. We discuss some of the reasons for this disparity under “— The Market Value of Your Notes May Be Influenced by Many Factors That Are Unpredictable and Interrelated in Complex Ways” above.

Trading and Other Transactions by Goldman Sachs in Instruments Linked to the Basket Underliers or the Index Stocks May Impair the Value of Your Notes

As we describe under “Use of Proceeds and Hedging” below, we, through Goldman, Sachs & Co. or one or more of our other affiliates, have hedged or expect to hedge our obligations under the notes by purchasing futures and/or other instruments linked to the basket underliers or the stocks comprising the basket underliers, which we refer to as the index stocks. We also have adjusted or expect to adjust our hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the basket underliers or index stocks at any time and from time to time, and to unwind the hedge by selling any of the foregoing, on or before the determination date for your notes. We may also enter into, adjust and unwind hedging transactions relating to other basket- or underlier-linked notes whose returns are linked to changes in the level or price of one or more of the basket underliers. Any of these hedging activities may adversely affect the level or price, as applicable, of one or more of the basket underliers — directly or indirectly by affecting the price of the index stocks — and therefore the market value of your notes and the amount we will pay on your notes at maturity. It is possible that we, through our affiliates, could receive substantial returns with respect to our hedging activities while the value of your notes may decline. See “Use of Proceeds and Hedging” on page S-28 for a further discussion of transactions in which we or one or more of our affiliates may engage.

Goldman, Sachs & Co. and our other affiliates have engaged or may engage in trading in one or more of the index stocks or instruments whose returns are linked to the basket underliers or index stocks for their proprietary accounts, for other accounts under their management or to facilitate transactions, including block transactions, on behalf of customers. Any of these activities of Goldman, Sachs & Co. or our other affiliates could adversely affect the level or price, as applicable, of one or more of the basket underliers— directly or indirectly by affecting the price of the index stocks — and therefore, the market value of your notes and the amount we will pay on your notes at maturity. We may also issue, and Goldman, Sachs & Co. and our other affiliates may also issue or underwrite, other securities or financial or derivative instruments with returns linked to changes in the level or price, as applicable, of one or more of the basket underliers or one or more of the index stocks. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the market value of your notes and the amount we will pay on your notes at maturity.

You Have No Shareholder Rights or Rights to Receive Any Stock

Investing in your notes will not make you a holder of any of the index stocks underlying the component indices of the MSCI EAFE Index, or the MSCI Emerging Markets IndexSM, or a holder of any shares of the iShares® Fund. Neither you nor any other holder or owner of your notes will have any voting rights, any right to receive dividends or other distributions or any other rights with respect to those stocks or shares of the iShares® Fund. Your notes will be paid in cash to the extent any amount is payable at maturity, and you will have no right to receive delivery of any of the stocks underlying the component indices of the MSCI EAFE Index, or the MSCI Emerging Markets IndexSM, or any shares of the iShares® Fund.

Our Business Activities May Create Conflicts

of Interest Between Your Interests in the

Notes and Us

As we have noted above, Goldman, Sachs & Co. and our other affiliates have owned or expect to own securities of, and have engaged or expect to engage in trading activities related to the basket underliers and the index stocks that are not for your account or on your behalf. These trading activities may present a conflict between your interest in your notes and the interests Goldman, Sachs & Co. and our other affiliates will have in their proprietary accounts, in facilitating transactions, including block trades, for their customers and in accounts under their management. These trading activities, if they influence the level or price, as applicable of the basket underliers, could be adverse to your interests as a beneficial owner of your notes.

Goldman, Sachs & Co. and our other affiliates may, at present or in the future, engage in business with the index sponsors, the issuers of the index stocks, the issuer of the iShares® Fund, which we refer to as the “fund issuer”, or the investment advisor for the iShares® Fund, which we refer to as the “iShares® Fund investment advisor”, including making loans to or equity investments in those companies or providing advisory services to those companies. These services could include merger and acquisition advisory services. These activities may present a conflict between the obligations of Goldman, Sachs & Co. or another affiliate of Goldman Sachs and your interests as a beneficial owner of your notes. Moreover, one or more of our affiliates may have published and, in the future, expect to publish research reports with respect to some or all of the issuers of the index stocks, some or all of the component indices underlying the MSCI EAFE Index or the MSCI Emerging Markets IndexSM, the fund issuer or iShares® Fund investment advisor and with respect to any of the basket underliers. Any of these activities by any of our affiliates may affect the level or price, as applicable, of one or more of the basket underliers and, therefore, the market value of your notes and the amount we will pay on your notes at maturity.

As Calculation Agent, Goldman, Sachs & Co. Will Have the Authority to Make Determinations That Could Affect the Value of Your Notes, When Your Notes Mature and the Amount You Receive at Maturity

As of the date of this prospectus supplement, we have appointed Goldman, Sachs & Co. as the calculation agent for your notes. As calculation agent for your notes, Goldman, Sachs & Co. will have discretion in making various determinations that affect your notes, including determining the final basket level, which we will use to determine the amount we must pay on the stated maturity date; and determining whether to postpone the determination date because of a market disruption event or a non-trading day.

The calculation agent also has discretion in making certain adjustments relating to a discontinuation or modification of the underlier. See “Specific Terms of Your Notes — Discontinuance or Modification of the MSCI EAFE Index” and “— Discontinuance or Modification of the iShares® Fund” below. The exercise of this discretion by Goldman, Sachs & Co. could adversely affect the value of your notes and may present Goldman, Sachs & Co. with a conflict of interest of the kind described under “— Our Business Activities May Create Conflicts of Interest Between Your Interests in the Notes and Us” above. We may change the calculation agent at any time without notice and Goldman, Sachs & Co. may resign as calculation agent at any time upon 60 days’ written notice to Goldman Sachs.

The Policies of the Index Sponsors and Changes That Affect the MSCI EAFE Index or the Index Stocks or Component Indices, as Applicable, Underlying the MSCI EAFE Index Could Affect the Payment Amount on Your Notes and Their Market Value

The policies of the index sponsor concerning the calculation of the level of the MSCI EAFE Index, additions, deletions or substitutions of the index stocks or component indices, as applicable, underlying the MSCI EAFE Index and the manner in which changes affecting such index stock or its issuer, such as stock dividends, reorganizations or mergers, are reflected in the index level, could affect the level of the MSCI EAFE Index and, therefore, the payment amount on your notes on the stated maturity date and the market value of your notes before that date. The payment amount on your notes and their market value could also be affected if the index sponsor changes these policies, for example, by changing the manner in which it calculates the level of the MSCI EAFE Index, or if the index sponsor discontinues or suspends calculation or publication of either index level, in which case it may become difficult to determine the market value of your notes. If events such as these occur, or if the closing level of the MSCI EAFE Index is not available on the last possible determination date because of a market disruption event, a non-trading day or for any other reason, the calculation agent — which initially will be Goldman, Sachs & Co., our affiliate — may determine the closing level of the MSCI EAFE Index, as applicable, on the determination date — and thus the payment amount on the stated maturity date — in a manner it considers appropriate, in its sole discretion. We describe the discretion that the calculation agent will have in determining the level of the MSCI EAFE Index on the determination date and the payment amount on your note more fully under “Specific Terms of Your Notes — Discontinuance or Modification of the MSCI EAFE Index”, “— Discontinuance or Modification of the iShares® Fund” and “— Role of Calculation Agent” below.

The Policies of the iShares® Fund Investment Adviser and Changes that Affect the MSCI Emerging Markets IndexSM Could Affect the Payment Amount on Your Notes and their Market Value

The policies of the iShares® Fund investment adviser concerning the management of the iShares® Fund, additions, deletions or substitutions of securities in the iShares® Fund and the manner in which changes affecting the MSCI Emerging Markets IndexSM are reflected in the iShares® Fund could affect the market price of shares of the iShares® Fund and, therefore, the payment amount on your notes on the stated maturity date and the market value of your notes before that date. The payment amount on your notes and their market value could also be affected if the iShares® Fund investment adviser changes these policies, for example, by changing the manner in which it manages the iShares® Fund, or if the iShares® Fund investment adviser discontinues or suspends maintenance of the iShares® Fund, in which case it may become difficult to determine the market value of your notes. If events such as these occur or if the closing price of shares of the iShares® Fund is not available on the determination date because of a market disruption event or for any other reason, the calculation agent may determine the final iShares® Fund price on the determination date and thus the payment amount on the stated maturity date — in a manner it considers appropriate, in its sole discretion. We describe the discretion that the calculation agent will have in determining the payment amount on your notes more fully under “Specific Terms of Your Notes — Discontinuance or Modification of the iShares® Fund” and “— Role of Calculation Agent” below.

Except to the Extent Goldman, Sachs & Co. and One or More of Our Other Affiliates Act as Authorized Participants in the Distribution of, and, at Any Time, May Hold, Shares of the iShares® Fund, There is No Affiliation Between the iShares® Fund and Us, and We Are Not Responsible for Any Disclosure by the iShares® Fund

Goldman, Sachs & Co. and one or more of our other affiliates may act, from time to time, as authorized participants in the distribution of shares of the iShares® Fund, and, at any time, may hold shares of the iShares® Fund. Goldman Sachs is not otherwise affiliated with the iShares® Fund. As we have told you above, we or our affiliates may currently or from time to time in the future engage in business with issuers of the index stocks underlying the MSCI Emerging Markets IndexSM. Nevertheless, neither we nor any of our affiliates assumes any responsibility for the accuracy or the completeness of any information about any issuer of the index stocks underlying the MSCI Emerging Markets IndexSM. You, as an investor in your notes, should make your own investigation into such issuer.

Neither the iShares® Fund nor any issuers of the index stocks underlying the MSCI Emerging Markets IndexSM are involved in this offering of your notes in any way and none of them have any obligation of any sort with respect to your notes. Neither the iShares® Fund nor any such issuers have any obligation to take your interests into consideration for any reason, including in taking any corporate actions that might affect the value of your notes.

There Is No Affiliation Between the Underlier Stock Issuer or the Index sponsor and Us, and We Are Not Responsible for Any Disclosure by the Underlier Stock Issuer

As we have told you above we or our affiliates may currently or from time to time in the future own securities of, or engage in business with the issuer of the index stocks underlying the component indices of the MSCI EAFE Index. Nevertheless, neither we nor any of our affiliates assumes any responsibility for the accuracy or the completeness of any information about the MSCI EAFE Index and the issuer of the index stocks underlying the component indices of the MSCI EAFE Index. You, as an investor in your notes, should make your own investigation into the MSCI EAFE Index and the issuer of the index stocks underlying the component indices of the MSCI EAFE Index. See “The Basket Underliers” below for additional information about the MSCI EAFE Index.

Neither the index sponsors nor the issuer of the index stocks underlying the component indices of the MSCI EAFE Index are involved in this offering of your notes in any way and none of them have any obligation of any sort with respect to your notes. Thus, neither the index sponsor nor any such issuer have any obligation to take your interests into consideration for any reason, including in taking any corporate actions that might affect the value of your notes.

Your Notes May Not Have an Active Trading Market

Your notes will not be listed or displayed on any securities exchange or included in any interdealer market quotation system, and there may be little or no secondary market for your notes. Even if a secondary market for your notes develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your notes in any secondary market could be substantial.

The Calculation Agent Can Postpone the Determination Date If a Market Disruption Event or a Non-Trading Day Occurs or is Continuing

If the calculation agent determines that, on the determination date, a market disruption event has occurred or is continuing or if such date is not a trading day, the determination date will be postponed until the first following trading day on which no market disruption event occurs or is continuing, subject to the limitation on postponement described under “Specific Terms of Your Notes — Payment of Principal on the Stated Maturity Date — Determination Date” below. Moreover, if the determination date is postponed to the last possible day and a market disruption event occurs or is continuing on that day or that day is not a trading day, that day will nevertheless be the determination date.

If the calculation agent determines that the level or price, as applicable, of a basket underlier that must be used to determine the payment amount is not available on the determination date, either because of a market disruption event, a non-trading day or for any other reason (other than as described under “Specific Terms of Your Notes — Payment of Principal on the Stated Maturity Date — Discontinuance or Modification of the MSCI EAFE Index” and “— Discontinuance or Modification of the iShares® Fund” below), the calculation agent will nevertheless determine the final basket level based on its assessment, made in its sole discretion, of the level or price, as applicable, of the relevant basket underlier at the applicable time on that day.

Certain Considerations for Insurance Companies and Employee Benefit Plans

Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA”, or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the offered notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the offered notes could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the offered notes. This is discussed in more detail under “Employee Retirement Income Security Act” below.

The Tax Consequences of an Investment in Your Notes Are Uncertain

The tax consequences of an investment in your notes are uncertain, both as to the timing and character of any inclusion in income in respect of your notes.

The Internal Revenue Service announced on December 7, 2007 that it is considering issuing guidance regarding the tax treatment of an instrument such as your notes, and any such guidance could adversely affect the value and the tax treatment of your notes. Among other things, the Internal Revenue Service may decide to require the holders to accrue ordinary income on a current basis and recognize ordinary income on payment at maturity, and could subject non-US investors to withholding tax. Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your notes after the bill was enacted to accrue interest income over the term of such notes even though there may be no interest payments over the term of such notes. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of such notes. We describe these developments in more detail under “Supplemental Discussion of Federal Income Tax Consequences — United States Holders — Change in Law” below. You should consult your own tax advisor about this matter. Except to the extent otherwise provided by law, The Goldman Sachs Group, Inc. intends to continue treating the notes for U.S. federal income tax purposes in accordance with the treatment described under “Supplemental Discussion of Federal Income Tax Consequences” on page S-46 below unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate. Please also consult your own tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your notes in your particular circumstances.

SPECIFIC TERMS OF YOUR NOTES

We refer to the notes we are offering by this prospectus supplement as the “offered notes” or the “notes”. Please note that in this prospectus supplement, references to “The Goldman Sachs Group, Inc.”, “we”, “our” and “us” mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated April 6, 2009, as supplemented by the accompanying prospectus supplement, dated April 6, 2009, in each case relating to the Medium-Term Notes, Series D, of The Goldman Sachs Group, Inc. Please note that in this section entitled “Specific Terms of Your Notes”, references to “holders” mean those who own notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in notes registered in street name or in notes issued in book-entry form through The Depository Trust Company (“DTC”). Please review the special considerations that apply to owners of beneficial interests in the accompanying prospectus, under “Legal Ownership and Book-Entry Issuance”.

The offered notes are part of a series of debt securities, entitled “Medium-Term Notes, Series D”, that we may issue under the indenture from time to time as described in the accompanying prospectus and accompanying prospectus supplement. The offered notes are also “indexed debt securities”, as defined in the accompanying prospectus.

This prospectus supplement summarizes specific financial and other terms that apply to the offered notes, including your notes; terms that apply generally to all Series D medium-term notes are described in “Description of Notes We May Offer” in the accompanying prospectus supplement. The terms described here supplement those described in the accompanying prospectus supplement and the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

In addition to those terms described on the first three pages of this prospectus supplement, the following terms will apply to your notes:

No interest: we will not pay interest on your notes

Specified currency:

•	U.S. dollars (“$”)

Form of note:

•	global form only: yes, at DTC

•	non-global form available: no

Denominations: each note registered in the name of a holder must have a face amount of $1,000, or integral multiples of $1,000 in excess thereof

Defeasance applies as follows:

•	full defeasance: no

•	covenant defeasance: no

Other terms:

•	the default amount will be payable on any acceleration of the maturity of your notes as described under “— Special Calculation Provisions” below

•	a business day for your notes will not be the same as a business day for our other Series D medium-term notes, as described under “— Special Calculation Provisions” below

•	a trading day for your notes will be as described under “— Special Calculation Provisions” below

Please note that the information about the settlement date or trade date, issue price, underwriting discount and net proceeds to The Goldman Sachs Group, Inc. on the front cover page or elsewhere in this prospectus supplement relates only to the initial issuance and sale of the notes. We may decide to sell additional notes on one or more dates after the date of this prospectus supplement, at issue prices, underwriting discounts and net proceeds that differ from the amounts set forth on the front cover page or elsewhere in this prospectus supplement. If you have purchased your notes in a market-making transaction after the initial issuance and sale of the notes, any such relevant information about the sale to you will be provided in a separate confirmation of sale.

We describe the terms of your notes in more detail below.

Basket Underliers, Index sponsors, iShares® Fund Investment Advisor, Component Indices and Index stocks

In this prospectus supplement, when we refer to the basket underliers, we mean the MSCI EAFE Index and the iShares® Fund, or any successor indices or successor fund, as applicable, as they may be modified, replaced or adjusted from time to time as described under “— Discontinuance or Modification of the MSCI EAFE Index” or “—, Discontinuance or Modification of the iShares® Fund” below. When we refer to the index sponsors as of any time, we mean the entities, including any successor sponsors, that determine and publish the MSCI EAFE Index, or the applicable successor index, as then in effect. When we refer to the iShares® Fund investment advisor as of any time, we mean the entity, including any successor investment advisor, that manages the investment of the assets of the iShares® Fund as then in effect. When we refer to the index stocks as of any time, we mean the stocks that underlie the component indices of the MSCI EAFE Index or the MSCI Emerging Markets IndexSM as then in effect, after giving effect to any additions, deletions or substitutions. When we refer to the component indices as of any time, we mean the indices that comprise the MSCI EAFE Index or the MSCI Emerging Markets IndexSM underlying the iShares® Fund as then in effect, after giving effect to any additions, deletions or substitutions.

Payment of Principal on Stated Maturity Date

The payment amount for each $1,000 face amount of notes outstanding on the stated maturity date will be an amount in cash equal to:

•	if the final basket level is greater than or equal to the cap level, the maximum settlement amount;

•

if the final basket level is greater than the initial basket level but less than the cap level, the sum of (1) the $1,000 face amount plus (2) the product of (i) the $1,000 face amount times (ii) the upside participation rate times (iii) the basket return;

•	if the final basket level is equal to or less than the initial basket level but greater than or equal to the buffer level, the $1,000 face amount; or

•

if the final basket level is less than the buffer level, the sum of (1) the $1,000 face amount plus (2) the product of (i) the $1,000 face amount times (ii) the buffer rate times (iii) the sum of the basket return plus the buffer amount;

The initial basket level will be set at 100. The cap level will be set on the trade date and is expected to be between 114.25% and 116.75% of the initial basket level. The maximum settlement amount will be set on the trade date and is expected to be between $1,213.75 and $1,251.25 for each $1,000 face amount. The upside participation rate will equal 150%. The buffer level will equal 90% of the initial basket level. The buffer amount will equal 10%. The buffer rate will equal the quotient of the initial basket level divided by the buffer level, which equals approximately 111.11%.

The basket return will equal the quotient of (1) the final basket level minus the initial basket level divided by (2) the initial basket level, expressed as a percentage.

Initial weighted value

The initial weighted value for each of the basket underliers will be determined on the trade date by multiplying the initial weight of the basket underlier by the initial basket level.

Final basket level

The final basket level will equal the sum of the following: (1) the final MSCI EAFE Index level divided by the initial MSCI EAFE Index level, multiplied by the initial weighted value of the MSCI EAFE Index; plus (2) the final iShares® Fund price divided by the initial iShares® Fund price, multiplied by the initial weighted value of the iShares® Fund.

The initial MSCI EAFE Index level and the initial iShares® Fund price will be set on the trade date. The expected initial weights and initial weighted values of the MSCI EAFE Index and the iShares® Fund are as shown in the table below:

Basket Underlier	Initial Level or Price of Each Basket Underlier	Expected Initial Weight	Expected Initial Weighted Value
MSCI EAFE Index		80%	80
iShares® Fund		20%	20

Final MSCI EAFE Index Level

The final MSCI EAFE Index level will be the closing level of such underlier, or any successor underlier, on the determination date, as calculated and published by its index sponsor, except in the limited circumstances described under “— Consequences of a Market Disruption Event or a Non-Trading Day” and subject to adjustment as provided under “— Discontinuance or Modification of the MSCI EAFE Index” below.

Final iShares® Fund Price

The final iShares® Fund price will be the closing price of one share of the iShares® Fund on the determination date, except in the limited circumstances described under “— Consequences of a Market Disruption Event or a Non-Trading Day” and subject to adjustment as provided under “— Discontinuance or Modification of the iShares® Fund” below.

Stated Maturity Date

The stated maturity date (which will be set on the trade date) is expected to be between 18 and 21 months after the original issue date, unless that day is not a business day, in which case the stated maturity date will be the next following business day.

If the determination date is postponed as described under “— Determination Date” below, the stated maturity date will be postponed by the same number of business day(s) from but excluding the originally scheduled determination date to and including the postponed determination date. In no event will the stated maturity date be postponed by more than five business days.

Determination Date

The determination date will be a date specified on the trade date and is expected to be the fifth scheduled trading day before the originally scheduled stated maturity date, unless the calculation agent determines that a market disruption event with respect to any basket underlier occurs or is continuing on that day, or that day is not otherwise a trading day for any basket underlier. In that event, the determination date for such basket underlier will be the first following trading day for such basket underlier on which the calculation agent determines that a market disruption event does not occur and is not continuing with respect to such basket underlier. In no event, however, will the determination date for any of the basket underliers be postponed to a date later than the originally scheduled stated maturity date or, if the originally scheduled stated maturity date is not a business day, later than the first business day after the originally scheduled stated maturity date. If the determination date for any of the basket underliers is postponed to the last possible day, but a market disruption event with respect to such basket underlier occurs or is continuing on that day or that day is not a trading day for such basket underlier, that day will nevertheless be the determination date for such basket underlier. If the determination date for any basket underlier does not occur on the originally scheduled determination date, the determination date for your notes will occur on the latest of the determination dates for any of the basket underlier.

Consequences of a Market Disruption Event or a Non-Trading Day

If a market disruption event occurs or is continuing on a day that would otherwise be the determination date or such day is not a trading day, then the determination date will be postponed as described under “— Determination Date” above.

If the calculation agent determines that the closing level or closing price, as applicable, of any of the basket underliers comprising the basket is not available on the determination date because of a market disruption event, a non-trading day or for any other reason (other than as described under “— Consequences of a Market Disruption Event or a Non-Trading Day”, “— Discontinuance or Modification of the MSCI EAFE Index” and “— Discontinuance or Modification of the iShares® Fund” below), the calculation agent will nevertheless determine the final basket level based on its assessment, made in its sole discretion, of the levels or prices, as applicable, of the basket underliers on that day.

Discontinuance or Modification of the MSCI EAFE Index

If the index sponsor discontinues publication of the applicable basket underlier and the index sponsor or anyone else publishes a substitute basket underlier that the calculation agent determines is comparable to the basket underlier, then the calculation agent will determine the payment amount on the stated maturity date by reference to the substitute basket underlier. We refer to any substitute basket underlier approved by the calculation agent as a successor basket underlier.

If the calculation agent determines on the determination date that the publication of a basket underlier is discontinued and there is no successor basket underlier with respect to such basket underlier, the calculation agent will determine the payment amount on the stated maturity date by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the basket underlier.

If the calculation agent determines that a basket underlier, the stocks comprising a basket underlier or the method of calculating a basket underlier is changed at any time in any respect — including any split or reverse split and any addition, deletion or substitution and any reweighting or rebalancing of the applicable basket underlier or of the applicable index stocks and whether the change is made by the applicable basket index sponsor under its existing policies or following a modification of those policies, is due to the publication of a successor basket underlier, is due to events affecting one or more of the applicable index stocks or their issuers or is due to any other reason — and is not otherwise reflected in the level of the applicable basket underlier by the applicable index sponsor pursuant to the applicable index methodology described under “The Basket and the Basket Underliers” on page S-29, then the calculation agent will be permitted (but not required) to make such adjustments in the applicable basket underlier or the method of its calculation as it believes are appropriate to ensure that the levels of the applicable basket underlier used to determine the payment amount on the stated maturity date is equitable.

All determinations and adjustments to be made by the calculation agent with respect to a basket underlier may be made by the calculation agent in its sole discretion. The calculation agent is not obligated to make any such adjustments.

Discontinuance or Modification of the

iShares® Fund

If the iShares® Fund is delisted from the exchange on which the iShares® Fund has its primary listing and the iShares® Fund investment advisor or anyone else publishes a substitute index fund that the calculation agent determines is comparable to the iShares® Fund, then the calculation agent will determine the payment amount on the stated maturity date by reference to the substitute index fund. We refer to any substitute index fund approved by the calculation agent as a successor index fund.

If the calculation agent determines on the determination date that the iShares® Fund is delisted or withdrawn from the exchange on which the iShares® Fund has its primary listing and there is no successor index fund, the calculation agent will determine the payment amount on the stated maturity date by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the iShares® Fund.

If the calculation agent determines that the iShares® Fund, the stocks underlying the iShares® Fund or the method of calculating the iShares® Fund is changed at any time in any respect — including any split or reverse split and any addition, deletion or substitution and any reweighting or rebalancing of the iShares® Fund or of the iShares® Fund stocks and whether the change is made by the iShares® Fund investment advisor under its existing policies or following a modification of those policies, is due to the publication of a successor index fund, is due to events affecting one or more of the iShares® Fund stocks or their issuers or is due to any other reason — then the calculation agent will be permitted (but not required) to make such adjustments in the iShares® Fund or the method of its calculation as it believes are appropriate to ensure that the closing price of the iShares® Fund used to determine the payment amount on the stated maturity is equitable.

All determinations and adjustments to be made by the calculation agent with respect to the iShares® Fund may be made by the calculation agent in its sole discretion. The calculation agent is not obligated to make any such adjustments.

Default Amount on Acceleration

If an event of default occurs and the maturity of your notes is accelerated, we will pay the default amount in respect of the principal of your notes at the maturity, instead of the payment amount on the stated maturity date as described earlier. We describe the default amount under “— Special Calculation Provisions” below.

For the purpose of determining whether the holders of our Series D medium-term notes, which include your notes, are entitled to take any action under the indenture, we will treat the outstanding face amount of your notes as the outstanding principal amount of that note. Although the terms of the offered notes differ from those of the other Series D medium-term notes, holders of specified percentages in principal amount of all Series D medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series D medium-term notes, including your notes, except with respect to certain Series D medium-term notes if the terms of such notes specify that the holders of specified percentages in the principal amount of all such notes must also consent to such action. This action may involve changing some of the terms that apply to the Series D medium-term notes, accelerating the maturity of the Series D medium-term notes after a default or waiving some of our obligations under the indenture. In addition, certain changes to the indenture and the notes that only affect certain debt securities may be made with the approval of holders of a majority of the principal amount of such affected debt securities. We discuss these matters in the accompanying prospectus under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “— Modification of the Debt Indentures and Waiver of Covenants”.

Manner of Payment

Any payment on your notes at maturity will be made to an account designated by the holder of your notes and approved by us, or at the office of the trustee in New York City, but only when your notes are surrendered to the trustee at that office. We also may make any payment in accordance with the applicable procedures of the depositary.

Modified Business Day

As described in the accompanying prospectus, any payment on your notes that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date. For your notes, however, the term business day may have a different meaning than it does for other Series D medium-term notes. We discuss this term under “— Special Calculation Provisions” below.

Role of Calculation Agent

The calculation agent in its sole discretion will make all determinations regarding the final basket level; the basket return; the closing level of the MSCI EAFE Index, the closing price of one share of the iShares® Fund; market disruption events; successor basket underliers; stated maturity date; the determination date; business days, trading days; the default amount; and the payment amount on your notes at maturity; and any other determination as applicable or specified herein. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

Please note that Goldman, Sachs & Co., our affiliate, is currently serving as the calculation agent as of the original issue date of your notes. We may change the calculation agent for your notes at any time after the original issue date without notice and Goldman, Sachs & Co. may resign as calculation agent at any time upon 60 days’ written notice to Goldman Sachs.

Special Calculation Provisions

Business Day

When we refer to a business day with respect to your notes, we mean a day that is a New York business day as described under “Description of

Debt Securities We May Offer — Payment Mechanics for Debt Securities — Business Days” on page 28 in the accompanying prospectus.

Trading Day

When we refer to a trading day with respect to the MSCI EAFE Index, we mean a day on which (i) the index sponsor for MSCI EAFE Index is open for business and (ii) MSCI EAFE Index is calculated and published by the applicable index sponsor.

When we refer to a trading day with respect to the iShares® Fund, we mean a day on which (i) the exchange on which the iShares® Fund has its primary listing is open for trading and (ii) the price of one share of the iShares® Fund is quoted by the exchange on which the iShares® Fund has its primary listing.

Default Amount

The default amount for your notes on any day will be an amount, in the specified currency for the principal of your notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all of our payment and other obligations with respect to your notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your notes. That cost will equal:

•	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

•	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holder of your notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for your notes, which we describe below, the holder and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

•	no quotation of the kind referred to above is obtained, or

•	every quotation of that kind obtained is objected to within five business days after the day the default amount first becomes due.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the determination date, then the default amount will equal the principal amount of your notes.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and is rated either:

•	A-1 or higher by Standard & Poor’s Ratings Group or any successor, or any other comparable rating then used by that rating agency, or

•	P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Market Disruption Event

Any of the following will be a market disruption event with respect to any of the three basket underliers:

•

a suspension, absence or material limitation of trading in shares of the iShares® Fund or index stocks constituting 20% or more, by weight, of the MSCI EAFE Index, the MSCI Emerging Markets IndexSM, or any component index thereunder, if applicable, on their respective primary markets, in each case for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

•

a suspension, absence or material limitation of trading in option or futures contracts relating to any of the basket underliers, or to index stocks constituting 20% or more, by weight, of the MSCI EAFE Index, the MSCI Emerging Markets IndexSM or any component index thereunder, if available, in the respective primary markets for those contracts, in each case for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

•

index stocks constituting 20% or more, by weight, of the MSCI EAFE Index, the MSCI Emerging Markets IndexSM or any component index thereunder, if applicable, or option or futures contracts relating to any of the basket underliers, or to index stocks constituting 20% or more, by weight, of the MSCI EAFE Index, the MSCI Emerging Markets IndexSM or any component index thereunder, if available, do not trade on what were the respective primary markets for those index stocks or contracts, as determined by the calculation agent in its sole discretion, and, in the case of any of these events, the calculation agent determines in its sole discretion that the event could materially interfere with the ability of The Goldman Sachs Group, Inc. or any of its affiliates or a similarly situated party to unwind all or a material portion of a hedge that could be effected with respect to the offered notes. For more information about hedging by The Goldman Sachs Group, Inc. and/or any of its affiliates, see “Use of Proceeds and Hedging” below.

The following events will not be market disruption events with respect to any basket underlier:

•	a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market, and

•	a decision to permanently discontinue trading in the option or futures contracts relating to any of the basket underliers, or to any index stock.

For this purpose, an “absence of trading” in the primary securities market on which shares of the iShares® Fund or an index stock, or on which option or futures contracts relating to any of the basket underliers or an index stock are traded will not include any time when that market is itself closed for trading under ordinary circumstances. In contrast, a suspension or limitation of trading in shares of the iShares® Fund or an index stock or in option or futures contracts relating to any of the basket underliers or an index stock, if available, in the primary market for shares of the iShares® Fund, that stock or those contracts, by reason of:

•	a price change exceeding limits set by that market,

•	an imbalance of orders relating to shares of the iShares® Fund, that index stock or those contracts, or

•	a disparity in bid and ask quotes relating to shares of the iShares® Fund, that underlier stock or those contracts,

will constitute a suspension or material limitation of trading in that stock or those contracts in that market.

A market disruption event with respect to any basket underlier will not, by itself, constitute a market disruption event for the remaining unaffected basket underliers.

As is the case throughout this prospectus supplement, references to a basket underlier in this description of market disruption events includes the applicable basket underlier and any successor basket underlier as it may be modified, replaced or adjusted from time to time.

USE OF PROCEEDS AND HEDGING

We expect to use the net proceeds we receive from the sale of the offered notes for the purposes we describe in the accompanying prospectus under “Use of Proceeds”. We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the offered notes as described below.

In anticipation of the sale of the offered notes, we and/or our affiliates expect to enter into hedging transactions involving purchases of futures and other instruments linked to the basket underliers on or before the trade date. In addition, from time to time after we issue the offered notes, we and/or our affiliates expect to enter into additional hedging transactions and to unwind those we have entered into, in connection with the offered notes and perhaps in connection with other notes we issue, some of which may have returns linked to one or more of the basket underliers or the index stocks. Consequently, with regard to your notes, from time to time, we and/or our affiliates:

•	expect to acquire or dispose of positions in listed or over-the-counter options, futures or other instruments linked to one or more of the basket underliers, or some or all index stocks,

•	may take or dispose of positions in the securities of the index stock issuers themselves,

•

may take or dispose of positions in listed or over-the-counter options or other instruments based on basket underliers designed to track the performance of the stock exchanges or other components of the equity markets, and/or

•

may take short positions in the index stocks or other securities of the kinds described above — i.e., we and/or our affiliates may sell securities of the kind that we do not own or that we borrow for delivery to purchaser.

We and/or our affiliates may acquire a long or short position in securities similar to your notes from time to time and may, in our or their sole discretion, hold or resell those securities.

In the future, we and/or our affiliates expect to close out hedge positions relating to the offered notes and perhaps relating to other notes with returns linked to the basket underliers or the index stocks. We expect these steps to involve sales of instruments linked to the basket underliers on or shortly before the determination date. These steps also may involve sales and/or purchases of some or all of the index stocks or listed or over-the-counter options, futures or other instruments linked to any or all of the basket underliers, some or all of the index stocks or basket underliers designed to track the performance of the international stock exchanges or other components of the international equity markets, including the global emerging market.

The hedging activity discussed above may adversely affect the market value of your notes from time to time and the amount we will pay on your notes at maturity. See “Additional Risk Factors Specific To Your Notes — Trading and Other Transactions by Goldman Sachs in Instruments Linked to the Basket Underliers or the Index stocks May Impair the Value of Your Notes” and “ — Our Business Activities May Create Conflicts of Interest between Your Interests in the Notes and Us” above for a discussion of these adverse effects.

THE BASKET AND THE BASKET UNDERLIERS

The Basket

The basket is comprised of two basket underliers with the following initial weights within the basket: the MSCI EAFE Index (80%) and Shares of the iShares® MSCI Emerging Markets Index Fund (20%).

MSCI EAFE INDEX

The MSCI EAFE Index is a stock index calculated, published and disseminated daily by MSCI Inc., which we refer to as “MSCI”, through numerous data vendors, on the MSCI website and in real time on Bloomberg Financial Markets and Reuters Limited.

The MSCI EAFE Index is part of the MSCI Global Investable Market Indices, the methodology of which is described below.

Additional information about the MSCI Global Investable Market Indices is available on the following website: http://www.mscibarra.com/products/indices/GIMI.html. We are not incorporating by reference the website or any material it includes in this prospectus supplement.

The MSCI EAFE Index is intended to provide performance benchmarks for the developed equity markets in Australia and New Zealand and in Europe and Asia, which are, as of the date of this prospectus supplement, Austria, Belgium, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Italy, Japan, the Netherlands, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom.

Index Calculation. The performance of the MSCI EAFE Index is a free float weighted average of the U.S. dollar values of the equity securities (the “component securities”) constituting the MSCI indices for the 21 selected countries (the “component country indices”). Each component country index is a sampling of equity securities across industry groups in such country’s equity markets. See “ — Maintenance of the MSCI EAFE Index and the Component Country Indices” below.

MSCI EAFE Index

Index Stock Weighting by Country

as of December 7, 2010

Country:	Percentage (%)*
Australia	8.64%
Austria	0.32%
Belgium	0.94%
Denmark	1.98%
Finland	1.10%
France	9.68%
Germany	8.47%
Greece	0.28%
Hong Kong	2.94%
Ireland	0.23%
Israel	0.77%
Italy	2.62%
Japan	21.55%
Netherlands	2.49%
New Zealand	0.10%
Norway	0.80%
Portugal	0.28%
Singapore	1.72%
Spain	3.35%
Sweden	3.21%
Switzerland	7.83%
United Kingdom	21.69%

MSCI EAFE Index

Index Stock Weighting by Sector

as of December 7, 2010

Sector†:	Percentage (%)*
Consumer Discretionary	10.78%
Consumer Staples	10.05%
Energy	7.79%
Financials	23.70%
Health Care	8.13%
Industrials	12.75%
Information Technology	4.90%
Materials	11.34%
Telecommunication Services	5.54%
Utilities	5.03%

*	Information provided by MSCI Barra. Percentages may not sum to 100% due to rounding.
†

Sector designations are determined by the index sponsor using criteria it has selected or developed. Index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices.

Prices used to calculate the value of the component securities in the index are the official exchange closing prices or prices accepted as such in the relevant market. In general, all prices are taken from the main stock exchange in each market. In the event of a market disruption resulting in any component security price to be unavailable, MSCI will generally use the last reported price for such component security for the purpose of performance calculation. Closing prices are converted into U.S. dollars using the closing exchange rates calculated by WM/Reuters at 4:00 P.M. London Time. The U.S. dollar value of the MSCI EAFE Index is calculated based on the free float-adjusted market capitalization in U.S. dollars of the component securities. The MSCI EAFE Index was launched on December 31, 1969 at an initial value of 100. Because the MSCI EAFE Index is not a total return index, any dividend payments on the component securities will not be reflected in the level of the index.

Maintenance of the MSCI EAFE Index and the Component Country Indices. In order to maintain the representativeness of the MSCI EAFE Index, structural changes to the MSCI EAFE Index as a whole may be made by adding or deleting component country indices and the related component securities. Currently, such changes in the MSCI EAFE Index may only be made on four dates throughout the year: after the close of the last scheduled business day of each February, May, August and November.

MSCI may add additional component country indices to the MSCI EAFE Index or subtract one or more of its current component country indices prior to the expiration of the notes. Any such adjustments are made to the MSCI EAFE Index so that the value of the MSCI EAFE Index at the effective date of such change is the same as it was immediately prior to such change.

Each component country index is maintained with the objective of reflecting, on a timely basis, the evolution of the underlying equity markets. In maintaining each component country index, emphasis is also placed on its continuity, replicability and on minimizing turnover in the MSCI EAFE Index.

MSCI classifies index maintenance in three broad categories. The first consists of ongoing event-related changes, such as mergers and acquisitions, which are generally implemented in the component country indices in which they occur. The second category consists of quarterly index reviews, aimed at promptly reflecting other significant market events. The third category consists of full component country index reviews that systematically re-assess the various dimensions of the equity universe for all countries simultaneously and are conducted on a fixed semi-annual timetable.

Ongoing event-related changes to the component country indices are the result of mergers, acquisitions, spin-offs, bankruptcies, reorganizations and other similar corporate events. They can also result from capital reorganizations in the form of rights issues, bonus issues, public placements and other similar corporate actions that take place on a continuing basis. These changes are reflected in the component country indices at the time of the event. All changes resulting from corporate events are announced prior to their implementation, provided all necessary information on the event is available.

The quarterly index review process is designed to ensure that the component country indices continue to be an accurate reflection of evolving equity markets. This goal is achieved by timely reflecting significant market driven changes that were not captured in the MSCI EAFE Index at the time of their actual occurrence and that should not wait until the semi-annual index review due to their importance. These quarterly index reviews may result in additions and deletions of component securities from a component country index and changes in “foreign inclusion factors” and in number of shares. Additions and deletions to component securities may result from: the addition of large companies that did not meet the minimum size criterion for inclusion at the time of their initial public offering or secondary offering; the replacement of companies which are no longer suitable industry representatives; the deletion of securities whose overall free float has fallen to less than 15% and that do not meet specified criteria; the deletion of securities that have become very small or illiquid; and the addition or deletion of securities as a result of other market events. Significant changes in free float estimates and corresponding changes in the foreign inclusion factor for component securities may result from: large market transactions involving strategic shareholders that are publicly announced; secondary offerings that, given lack of sufficient notice, were not reflected immediately; increases in foreign ownership limits; decreases in foreign ownership limits not applied earlier; corrections resulting from the reclassification of shareholders from strategic to non-strategic, and vice versa, and/or updates to the number of shares outstanding; updates to foreign inclusion factors following the public disclosure of new shareholder structures for companies involved in mergers, acquisitions or spin-offs, where different from MSCI’s pro forma free float estimate at the time of the event; large conversions of exchangeable bonds and other similar securities into already existing shares; the end of lock-up periods or expiration of loyalty incentives for non-strategic shareholders; and changes in the foreign inclusion factor as a result of other events of similar nature. Changes in the number of shares are generally small and result from, for example, exercise of options or warrants, conversion of convertible bonds or other instruments or share buybacks. The results of the quarterly index reviews are announced at least two weeks in advance of their effective implementation dates as of the close of the last business day of February and August.

The semi-annual index review is designed to systematically reassess the component securities of the index. During each semi-annual index review, the universe of component securities is updated and the global minimum size range for the index is recalculated, which is based on the full market capitalization and the cumulative free float-adjusted market capitalization coverage of each security that is eligible to be included in the index. The following index maintenance activities, among others, are undertaken during each semi-annual index review: the component securities are updated by identifying new equity securities that were not part of the index at the time of the previous quarterly index review; the minimum size requirement for the index is updated and new companies are evaluated relative to the new minimum size requirement; existing component securities that do not meet the minimum liquidity requirements of the index may be removed; and changes in “foreign inclusion factors” are implemented. During a semi-annual index review, component securities may be added or deleted from a component country index for a range of reasons, including the reasons discussed with respect to component securities changes during quarterly index reviews as discussed above. The results of the semi-annual index reviews are announced at least two weeks in advance of their effective implementation date as of the close of the last business day of May and November.

Index maintenance also includes monitoring and completing adjustments for share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spin-offs. Index maintenance of the component country indices is reflected in the MSCI EAFE Index.

Selection of Component Securities and Calculation of and Adjustment for Free Float. The selection of the component securities for each component country index is based on the following guidelines:

•	define the universe of listed securities within each country;

•	adjust the total market capitalization for each security for its respective free float available to foreign investors;

•	classify securities into industry groups under the Global Industry Classification Standard (GICS); and

•	select securities for inclusion according to MSCI’s index construction rules and guidelines.

To determine the free float of a security, MSCI considers the proportion of shares of such security available for purchase in the public equity markets by international investors. In practice, limitations on the investment opportunities for international investors include: strategic stakes in a company held by private or public shareholders whose investment objective indicates that the shares held are not likely to be available in the market; limits on the proportion of a security’s share capital authorized for purchase by non-domestic investors; or other foreign investment restrictions which materially limit the ability of foreign investors to freely invest in a particular equity market, sector or security.

MSCI will then derive a “foreign inclusion factor” for the company that reflects the percentage of the total number of shares of the company that are not subject to strategic shareholdings and/or foreign shareholder ownership or investment limits. MSCI will then “float-adjust” the weight of each constituent company in an index by the company’s foreign inclusion factor. Typically, securities with a free float adjustment ratio of less than 0.15 will not be eligible for inclusion in MSCI’s indices.

Once the free float factor has been determined for a security, the security’s total market capitalization is then adjusted by such free float factor, resulting in the free float-adjusted market capitalization figure for the security.

These guidelines and the policies implementing the guidelines are the responsibility of, and, ultimately, subject to adjustment by, MSCI.

The MSCI EAFE Index is subject to currency exchange risk. Because the closing prices of the component securities are converted into U.S. dollars for purposes of calculating the value of the MSCI EAFE Index, investors in the notes will be exposed to currency exchange rate risk with respect to each of the currencies in which the component securities trade. Exposure to currency changes will depend on the extent to which such currencies strengthen or weaken against the U.S. dollar and the relative weight of the component securities in the MSCI EAFE Index denominated in each such currency. The devaluation of the U.S. dollar against the currencies in which the component securities trade will result in an increase in the value of the MSCI EAFE Index. Conversely, if the U.S. dollar strengthens against such currencies, the value of the MSCI EAFE Index will be adversely affected and may reduce or eliminate any return on your investment. Fluctuations in currency exchange rates can have a continuing impact on the value of the MSCI EAFE Index, and any negative currency impact on the MSCI EAFE Index may significantly decrease the value of the notes. The return on an index composed of the component securities where the closing price is not converted into U.S. dollars can be significantly different from the return on the MSCI EAFE Index, which is converted into U.S. dollars.

License Agreement between MSCI and The Goldman Sachs Group, Inc.

We have entered into a non-exclusive license agreement with MSCI Inc. (“MSCI”), whereby The Goldman Sachs Group, Inc., in exchange for a fee, is permitted to use the MSCI EAFE Index in connection with the offer and sale of the notes. We are not affiliated with MSCI and the only relationship between MSCI and The Goldman Sachs Group Inc.

is the licensing of the use of the MSCI EAFE Index and trademarks relating to the MSCI EAFE Index.

The MSCI indices are the exclusive property of MSCI. MSCI and the MSCI index names are service mark(s) of MSCI or its affiliates and have been licensed for use for certain purposes by The Goldman Sachs Group, Inc. The notes referred to herein are not sponsored, endorsed, or promoted by MSCI, and MSCI bears no liability with respect to any such notes. No purchaser, seller or holder of the notes, or any other person or entity, should use or refer to any MSCI trade name, trademark or service mark to sponsor, endorse, market or promote the notes without first contacting MSCI to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI.

THE NOTES ARE NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY MSCI, ANY AFFILIATE OF MSCI INC. OR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX. THE MSCI INDICES ARE THE EXCLUSIVE PROPERTY OF MSCI. MSCI AND THE MSCI INDEX NAMES ARE SERVICE MARK(S) OF MSCI OR ITS AFFILIATES AND HAVE BEEN LICENSED FOR USE FOR CERTAIN PURPOSES BY THE GOLDMAN SACHS GROUP, INC. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO THE OWNERS OF THE NOTES OR ANY MEMBER OF THE PUBLIC REGARDING THE ADVISABILITY OF INVESTING IN FINANCIAL SECURITIES GENERALLY OR IN THE NOTES PARTICULARLY OR THE ABILITY OF ANY MSCI INDEX TO TRACK CORRESPONDING STOCK MARKET PERFORMANCE. MSCI OR ITS AFFILIATES ARE THE LICENSORS OF CERTAIN TRADEMARKS, SERVICE MARKS AND TRADE NAMES AND OF THE MSCI INDICES WHICH ARE DETERMINED, COMPOSED AND CALCULATED BY MSCI WITHOUT REGARD TO THE NOTES OR THE ISSUER OR OWNER OF THE NOTES. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX HAS ANY OBLIGATION TO TAKE THE NEEDS

OF THE ISSUERS OR OWNERS OF THE NOTES INTO CONSIDERATION IN DETERMINING, COMPOSING OR CALCULATING THE MSCI INDICES. NEITHER MSCI, ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX IS RESPONSIBLE FOR OR HAS PARTICIPATED IN THE DETERMINATION OF THE TIMING OF, PRICES AT, OR QUANTITIES OF THE NOTES TO BE ISSUED OR IN THE DETERMINATION OR CALCULATION OF THE EQUATION BY WHICH THE NOTES ARE REDEEMABLE FOR CASH. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, THE MAKING OR COMPILING ANY MSCI INDEX HAS ANY OBLIGATION OR LIABILITY TO THE OWNERS OF THE NOTES IN CONNECTION WITH THE ADMINISTRATION, MARKETING OR OFFERING OF THE NOTES.

ALTHOUGH MSCI SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE MSCI INDICES FROM SOURCES WHICH MSCI CONSIDERS RELIABLE, NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO MAKING OR COMPILING ANY MSCI INDEX WARRANTS OR GUARANTEES THE ORIGINALITY, ACCURACY AND/OR THE COMPLETENESS OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY OWNERS OF THE NOTES OR ANY OTHER PERSON OR ENTITY, FROM THE USE OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED HEREUNDER OR FOR ANY OTHER USE. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS OF OR IN CONNECTION WITH ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. FURTHER, NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY EXPRESS OR IMPLIED WARRANTIES OF ANY KIND, AND MSCI, ANY OF ITS AFFILIATES AND ANY OTHER PARTY

INVOLVED IN, OR RELATED TO MAKING OR COMPILING ANY MSCI INDEX HEREBY EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO ANY MSCI INDEX AND ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL MSCI, ANY OF ITS AFFILIATES OR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX HAVE ANY LIABILITY FOR ANY DIRECT, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR ANY OTHER DAMAGES (INCLUDING LOST PROFITS) EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

No purchaser, seller or holder of the notes, or any other person or entity, should use or refer to any MSCI trade name, trademark or service mark to sponsor, endorse, market or promote the notes without first contacting MSCI to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI. All disclosures contained in this prospectus supplement regarding the underlier, including its make-up, method of calculation and changes in its components, are derived from publicly available information prepared by MSCI. The Goldman Sachs Group, Inc. does not assume any responsibility for the accuracy or completeness of that information.

The iShares® MSCI Emerging Markets Index Fund

The shares of the iShares® Fund are issued by iShares, Inc., a registered investment company. The iShares® Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index. The iShares® MSCI Emerging Markets Index Fund trades on the NYSE Arca under the ticker symbol “EEM”. BlackRock Fund Advisors (“BFA”) serves as the investment advisor to the iShares® MSCI Emerging Markets Index Fund.

BFA, as the investment advisor to the iShares® Fund, employs a technique known as representative sampling to track the MSCI Emerging Markets Index. The iShares® Fund generally invests at least 90% of its assets in the securities of the MSCI Emerging Markets Index and in American Depositary Receipts or Global Depositary Receipts based on the securities of the MSCI Emerging Markets Index. The iShares® Fund may invest the remainder of its assets in securities not included in the MSCI Emerging Markets Index, but which BFA believes will help the iShares® Fund track the MSCI Emerging Markets Index, or in futures contracts, options on futures contracts, other types of options and swaps related to the MSCI Emerging Markets Index, as well as cash and cash equivalents, including shares of money market funds affiliated with BFA or its affiliates. BFA will waive portfolio management fees in an amount equal to the portfolio management fees of such other iShares® funds for any portion of the iShares® Fund’s assets invested in shares of such other funds.

We obtained the following fee information from the iShares® Fund website, without independent verification. The investment advisor is entitled to receive a management fee from the iShares® Fund based on the iShares® Fund’s allocable portion of the aggregate of the average daily net assets of the iShares® Fund as follows: 0.75% per annum of aggregate net assets of the index fund less than or equal to $14.0 billion, plus 0.68% per annum of the aggregate net assets of the iShares® Fund on amounts over $14.0 billion and up to and including $28.0 billion, plus 0.61% per annum of the aggregate net assets of the iShares® Fund on amounts in excess of $28.0 billion. As of December 16, 2010, the expense ratio of the iShares® Fund was 0.72% per annum.

For additional information regarding iShares Inc., BFA, the iShares® Fund and the risk factors attributable to the iShares® Fund, please see the Prospectus, dated January 1, 2010 (as supplemented January 20, 2010, February 2, 2010 and March 19, 2010), filed as part of the Registration Statement on Form N-1A with the SEC on December 23, 2009 under the Securities Act of 1933, as amended, and under the Investment Company Act of 1940, as amended (File Nos. 033-97598 and 811-09102, respectively). Information provided to or filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC or through the SEC’s website at www.sec.gov. In addition, information regarding the iShares® Fund, including its top portfolio holdings, may be obtained from other sources including, but not limited to, press releases, newspaper articles, other publicly available documents, and the iShares® website at www.ishares.com. We are not incorporating by reference the website or any material it includes in this prospectus supplement.

If a market disruption event occurs with respect to the iShares® Fund, the calculation agent will have discretion to adjust the closing price of the iShares® Fund on the determination date or to determine it in a different manner as described under “— Consequences of a Market Disruption Event or a Non-Trading Day” above.

Investment Objective and Strategy

The iShares® Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in emerging markets, as represented by the iShares Index. The iShares® Fund’s investment objective and the iShares Index may be changed at any time.

The return on your notes is linked to the performance of the iShares® MSCI Emerging Markets Index Fund, and not to the performance of the MSCI Emerging Markets Index on which the iShares® Fund is based. Although the iShares® Fund seeks results that correspond generally to the performance of the iShares Index, the iShares® Fund follows a strategy of “representative sampling,” which means the iShares® Fund’s holdings do not identically correspond to the holdings and weightings of the iShares Index, and may significantly diverge from the iShares Index. Although the iShares® Fund generally invests at least 90% of its assets in some of the same securities as those contained in the iShares Index and in depositary receipts representing the same securities as those contained in the iShares Index, it does not hold all of the securities underlying the iShares Index and may invest the remainder in securities that are not contained in the iShares Index, or in other types of investments. Currently, the iShares® Fund holds substantially fewer securities than the iShares Index. Additionally, when the iShares® Fund purchases securities not held by the iShares Index, the iShares® Fund may be exposed to additional risks, such as counterparty credit risk or liquidity risk, to which the iShares Index components are not exposed. Therefore, your investment in the iShares® Fund will not directly track the performance of the underlying index and there may be significant variation between the performance of the iShares® Fund and the iShares Index on which it is based.

iShares® MSCI Emerging Markets Index Fund

Stock Weighting by Country

as of November 30, 2010**

Country:	Percentage (%)*
Bermuda	0.05
Brazil	15.70
Cayman Islands	0.02
Chile	1.84
China	18.10
Colombia	0.50
Czech Republic	0.57
Egypt	0.39
Hungary	0.60
Hong Kong	0.14
India	6.87
Indonesia	2.51
South Korea	13.30
Luxembourg	0.02
Malaysia	2.80
Mexico	4.59
Peru	0.91
Philippines	0.95
Poland	1.38
Russian	6.51
South Africa	7.62
Taiwan	10.79
Thailand	1.80
Turkey	1.70
United States	0.12

iShares® MSCI Emerging Markets Index Fund

Stock Weighting by Sector

as of November 30, 2010

Sector:	Percentage (%)*
Oil & Gas	12.82
Basic Materials	14.37
Industrials	9.32
Consumer Goods	8.35
Consumer Services	5.89
Health Care	0.91
Financials	24.37
Technology	8.38
Telecommunications	8.06
Utilities	3.53

*	Percentages may not sum to 100% due to rounding.
**	A list of constituent stocks can be found at http://us.ishares.com/product_info/fund/ overview/EEM.htm

Sector designations are determined by the iShares® Fund investment advisor using criteria it has selected or developed. Fund advisors or index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between funds or indices with different fund advisors or index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the index funds or indices.

Representative Sampling

BFA uses a representative sampling strategy to track the MSCI Emerging Markets Index. Representative sampling is an indexing strategy that involves investing in a representative sample of securities that collectively has an investment profile similar to the underlying index. The securities selected are expected to have, in the aggregate, investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the underlying index. Funds may or may not hold all of the securities that are included in the underlying index.

Correlation

The iShares Index is a theoretical financial calculation while the iShares® Fund is an actual investment portfolio. The performance of the iShares® Fund and the iShares Index will vary somewhat due to transaction costs, foreign currency valuations, asset valuations, corporate actions (such as mergers and spin-offs), timing variances and differences between the iShares® Fund’s portfolio and the iShares Index resulting from legal restrictions (such as diversification requirements that apply to the iShares® Fund but not to the iShares Index) or representative sampling. A figure of 100% would indicate perfect correlation. Any correlation of less than 100% is called “tracking error.” The iShares® Fund, using representative sampling, can be expected to have a greater tracking error than an index fund using a replication indexing strategy. “Replication” is a strategy in which a fund invests in substantially all of the securities in its underlying index in approximately the same proportions as in the underlying index. The annual tracking error of the iShares® Fund measured from the inception of the fund to December 16, 2010 is 0.28%.

Industry Concentration Policy

The index fund will not concentrate its investments (i.e., hold 25% or more of its total assets in the stocks of a particular industry or group of industries), except that, to the extent practicable, the index fund will concentrate its investments to approximately the same extent that the MSCI Emerging Markets Index concentrates in the stocks of such particular industry or group of industries.

Creation Units

The iShares MSCI Emerging Markets Index Fund issues and redeems shares at its net asset value per share only in blocks of 450,000 shares or multiples thereof (“Creation Units”). As a practical matter, only institutions or large investors purchase or redeem Creation Units. These transactions are usually effected in exchange for a basket of securities similar to the iShares MSCI Emerging Markets Index Fund’s portfolio and an amount of cash. Except when aggregated in Creation Units, shares of the iShares MSCI Emerging Markets Index Fund are not redeemable securities. Redemptions of Creation Units may cause temporary dislocations in tracking errors.

Share Prices

The approximate value of one share of the iShares MSCI Emerging Markets Index Fund is disseminated every fifteen seconds throughout the trading day by the national securities exchange on which the iShares MSCI Emerging Markets Index Fund is listed or by other information providers or market data vendors. This approximate value should not be viewed as a “real-time” update of the net asset value, because the approximate value may not be calculated in the same manner as the net asset value, which is computed once a day. The approximate value generally is determined by using current market quotations and/or price quotations obtained from broker-dealers that may trade in the portfolio securities held by the iShares MSCI Emerging Markets Index Fund. The iShares MSCI Emerging Markets Index Fund is not involved in, or responsible for, the calculation or dissemination of the approximate value and makes no warranty as to its accuracy.

The MSCI Emerging Markets Index

The information below is included only to give insight to the underlying index, the performance of which the iShares® Fund attempts to mirror. Your note is linked to the performance of the iShares® Fund and not to the underlying index and the iShares® Fund may not hold the same securities as the underlying index, and the holdings may diverge substantially.

The MSCI Emerging Markets Index is a stock index calculated, published and disseminated daily by MSCI Inc., which we refer to as “MSCI”, through numerous data vendors, on the MSCI website and in real time on Bloomberg Financial Markets and Reuters Limited.

On May 30, 2008, the MSCI Global Standard Indices (which included MSCI Emerging Markets Index) transitioned to the MSCI Global Investable Markets Indices, which — as well as MSCI Global Standard Indices — are part of MSCI International Equity Indices and the methodology of which is described below.

Additional information about the MSCI Global Investable Market Indices is available on the following website:

http://www.mscibarra.com/products/indices/GIMI.html.

Index Calculation. The performance of the MSCI Emerging Markets Index is a free float weighted average of the U.S. dollar values of the equity securities (the “component securities”) constituting of the MSCI indexes for the selected countries (the “component country indices”). Each component country index is a sampling of equity securities across industry groups in such country’s equity markets. See “— Maintenance of the MSCI Emerging Markets Index and the Component Country Indices” below.

Prices used to calculate the value of the component securities in the MSCI Emerging Markets Index are the official exchange closing prices or prices accepted as such in the relevant market. In the event of a market disruption resulting in any component security price to be unavailable, MSCI will generally use the last reported price for such component security for the purpose of performance calculation. In general, all prices are taken from the main stock exchange in each market. Closing prices are converted into U.S. dollars using the closing exchange rates calculated by WM/Reuters at 4:00 P.M. London Time. The U.S. dollar value of the MSCI Emerging Markets Index is calculated based on the free float-adjusted market capitalization in U.S. dollars of the component securities. The MSCI Emerging Markets Index was launched on December 31, 1987 at an initial value of 100.

Maintenance of the MSCI Emerging Markets Index and the Component Country Indices. In order to maintain the representativeness of the MSCI Emerging Markets Index, structural changes to the MSCI Emerging Markets Index as a whole may be made by adding or deleting component country indices and the related component securities.

Currently, such changes in the MSCI Emerging Markets Index may only be made on four dates throughout the year: after close of the last scheduled business day of each February, May, August and November.

MSCI may add additional component country indices to the MSCI Emerging Markets Index or subtract one or more of its current component country indices prior to the maturity date. Any such adjustments are made to the MSCI Emerging Markets Index so that the value of the MSCI Emerging Markets Index at the effective date of such change is the same as it was immediately prior to such change.

Each country index is maintained with the objective of reflecting, on a timely basis, the evolution of the underlying equity markets. In maintaining each component country index, emphasis is also placed on its continuity, replicability and on minimizing turnover.

MSCI classifies index maintenance in three broad categories. The first consists of ongoing event-related changes, such as mergers and acquisitions, which are generally implemented in the component country indices in which they occur. The second category consists of quarterly index reviews, aimed at promptly reflecting other significant market events. The third category consists of full component country index reviews that systematically re-assess the various dimensions of the equity universe for all countries simultaneously and are conducted on a fixed semi-annual timetable.

Ongoing event-related changes to the component country indices are the result of mergers, acquisitions, spin-offs, bankruptcies, reorganizations and other similar corporate events. They can also result from capital reorganizations in the form of rights issues, bonus issues, public placements and other similar corporate actions that take place on a continuing basis. These changes are reflected in the component country indices at the time of the event. All changes resulting from corporate events are announced prior to their implementation, provided all necessary information on the event is available.

The quarterly index review process is designed to ensure that the component country indices continue to be an accurate reflection of evolving equity markets. This goal is achieved by timely reflecting significant market driven changes that were not captured in the MSCI Emerging Markets Index at the time of their actual occurrence and that should not wait until the semi-annual index review due to their importance. These quarterly index reviews may result in additions and deletions of component securities from a component country index and changes in “foreign inclusion factors” and in number of shares. Additions and deletions to component securities may result from: the addition of large companies that did not meet the minimum size criterion for inclusion at the time of their initial public offering or secondary offering; the replacement of companies which are no longer suitable industry representatives; the deletion of securities whose overall free float has fallen to less than 15% and that do not meet specified criteria; the deletion of securities that have become very small or illiquid; and the addition or deletion of securities as a result of other market events. Significant changes in free float estimates and corresponding changes in the foreign inclusion factor for component securities may result from: large market transactions involving strategic shareholders that are publicly announced; secondary offerings that, given lack of sufficient notice, were not reflected immediately; increases in foreign ownership limits; decreases in foreign ownership limits not applied earlier; corrections resulting from the reclassification of shareholders from strategic to non-strategic, and vice versa, and/or updates to the number of shares outstanding; updates to foreign inclusion factors following the public disclosure of new shareholder structures for companies involved in mergers, acquisitions or spin-offs, where different from MSCI’s pro forma free float estimate at the time of the event; large conversions of exchangeable bonds and other similar securities into already existing shares; the end of lock-up periods or expiration of loyalty incentives for non-strategic shareholders; and changes in the foreign inclusion factor as a result of other events of similar nature. Changes in the number of shares are generally small and result from, for example, exercise of options or warrants, conversion of convertible bonds or other instruments or share buybacks. The results of the quarterly index reviews are announced at least two weeks in advance of their effective implementation dates as of the close of the last business day of February and August.

The semi-annual index review is designed to systematically reassess the component securities of the index. During each semi-annual index review, the universe of component securities is updated and the global minimum size range for the iShares Index is recalculated, which is based on the full market capitalization and the cumulative free float-adjusted market capitalization coverage of each security that is eligible to be included in the iShares Index. The following index maintenance activities, among others, are undertaken during each semi-annual index review: the component securities are updated by identifying new equity securities that were not part of the iShares Index at the time of the previous quarterly index review; the minimum size requirement for the iShares Index is updated and new companies are evaluated relative to the new minimum size requirement; existing component securities that do not meet the minimum liquidity requirements of the iShares Index may be removed; and changes in “foreign inclusion factors” are implemented. During a semi-annual index review, component securities may be added or deleted from a component country index for a range of reasons, including the reasons discussed with respect to component securities changes during quarterly index reviews as discussed above. The results of the semi-annual index reviews are announced at least two weeks in advance of their effective implementation date as of the close of the last business day of May and November.

Index maintenance also includes monitoring and completing adjustments for share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spin-offs. Index maintenance of the component country indices is reflected in the MSCI Emerging Markets Index.

Selection of Component Securities and Calculation of and Adjustment for Free Float. The selection of the component securities for each component country index is based on the following guidelines:

•	define the universe of listed securities within each country;

•	adjust the total market capitalization for each security for its respective free float available to foreign investors;

•	classify securities into industry groups under the Global Industry Classification Standard (GICS); and

•	select securities for inclusion according to MSCI’s index construction rules and guidelines.

To determine the free float of a security, MSCI considers the proportion of shares of such security available for purchase in the public equity markets by international investors. In practice, limitations on the investment opportunities for international investors include: strategic stakes in a company held by private or public shareholders whose investment objective indicates that the shares held are not likely to be available in the market; limits on the proportion of a security’s share capital authorized for purchase by non-domestic investors; or other foreign investment restrictions which materially limit the ability of foreign investors to freely invest in a particular equity market, sector or security.

MSCI will then derive a “foreign inclusion factor” for the company that reflects the percentage of the total number of shares of the company that are not subject to strategic shareholdings and/or foreign shareholder ownership or investment limits. MSCI will then “float-adjust” the weight of each constituent company in an index by the company’s foreign inclusion factor. Typically, securities with a free float adjustment ratio of less than 0.15 will not be eligible for inclusion in MSCI’s indices.

Once the free float factor has been determined for a security, the security’s total market capitalization is then adjusted by such free float factor, resulting in the free float-adjusted market capitalization figure for the security.

These guidelines and the policies implementing the guidelines are the responsibility of, and, ultimately, subject to adjustment by, MSCI.

Historical High, Low and Closing Levels of the Basket Underliers

The respective closing level or price of the basket underliers have fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the level of any of the basket underliers during any period shown below is not an indication that the basket underliers are more or less likely to increase or decrease at any time during the life of your notes.

You should not take the historical levels of the basket or the basket underliers as an indication of the future performances of the basket underliers. We cannot give you any assurance that the future performance of the basket, basket underliers or the index stocks will result in your receiving an amount greater than the outstanding face amount of your notes on the stated maturity date. In light of the increased volatility currently being experienced by the financial services sector and U.S. and global securities markets and recent market declines, it may be substantially more likely that you could lose a substantial portion of your investment in the notes. During the period from January 3, 2007 through December 16, 2010, there were 556 21-month periods, the first of which began on January 3, 2007 and the last of which ended on December 16, 2010. In 440 of such 556 21-month periods, the closing level of the basket on the final date of such period has fallen below 90% of the closing level of the basket on the initial date of such period. Therefore, during approximately 79.14% of such 21-month periods, if you had owned notes with terms similar to these notes, you may have received less than the face amount of such notes at maturity. (We calculated these figures using fixed 21-month periods and did not take into account holidays or non-business days.)

Neither we nor any of our affiliates make any representation to you as to the performance of the basket or the basket underliers. The actual performance of the basket and the basket underliers over the life of the offered notes, as well as the payment amount at maturity, may bear little relation to the historical levels shown below.

The tables below show the high, low and closing levels of the MSCI EAFE Index and the high, low and closing price of shares of the iShares® Fund for each of the four calendar quarters in 2007, 2008, 2009 and 2010 (through December 16, 2010), and the graph below shows the historical basket closing levels from January 3, 2007 to December 16, 2010. The tables and graph are for illustrative purposes only. We obtained the closing level or price, as applicable, listed in the tables below from Bloomberg Financial Services, without independent verification.

Historical Quarterly High, Low and Closing Levels of the MSCI EAFE Index

	High	Low	Close
2007
Quarter ended March 31	2182.60	2030.00	2147.51
Quarter ended June 30	2285.36	2152.13	2262.24
Quarter ended September 30	2335.70	2039.86	2300.38
Quarter ended December 31	2388.74	2179.99	2253.36

2008
Quarter ended March 31	2253.36	1913.53	2038.62
Quarter ended June 30	2206.72	1957.23	1967.19
Quarter ended September 30	1934.39	1553.15	1553.15
Quarter ended December 31	1568.20	1044.23	1237.42

2009
Quarter ended March 31	1281.02	911.39	1056.23
Quarter ended June 30	1361.36	1071.10	1307.16
Quarter ended September 30	1580.58	1251.65	1552.84
Quarter ended December 31	1617.99	1496.75	1580.77

2010
Quarter ending March 31	1642.20	1451.53	1548.28
Quarter ended June 30	1,636.19	1,305.12	1,348.11
Quarter ended September 30	1,570.36	1,337.85	1,561.01
Quarter ending December 31 (through December 16, 2010)	1,675.07	1,535.13	1,629.47

Quarterly High, Low and Closing Prices of the iShares® Fund

	High	Low	Close
2007
Quarter ended March 31	39.52	35.02	38.74
Quarter ended June 30	44.41	39.12	43.81
Quarter ended September 30	50.10	39.49	49.77
Quarter ended December 31	55.63	47.26	50.09

2008
Quarter ended March 31	50.35	42.15	44.78
Quarter ended June 30	51.69	44.42	45.18
Quarter ended September 30	44.42	31.32	34.52
Quarter ended December 31	33.89	18.21	24.96

2009
Quarter ended March 31	27.08	19.93	24.80
Quarter ended June 30	34.63	25.64	32.22
Quarter ended September 30	39.28	30.74	38.90
Quarter ended December 31	42.06	37.55	41.50

2010
Quarter ended March 31	43.22	36.83	42.12
Quarter ended June 30	43.98	36.17	37.32
Quarter ended September 30	44.77	37.59	44.77
Quarter ending December 31 (through December 16, 2010)	48.58	44.77	46.33

Historical Basket Levels

The following graph is based on the basket closing level for the period from January 3, 2007 through December 16, 2010 assuming that the basket closing level was 100 on January 3, 2007. We derived the basket closing levels based on the method to calculate the basket closing level as described in this prospectus supplement and on actual closing levels of the relevant basket underliers on the relevant date. The basket closing level has been normalized such that its hypothetical level on January 3, 2007 was 100. As noted in this prospectus supplement, the initial basket level will be set at 100 on the trade date. The basket closing level can increase or decrease due to changes in the levels of the basket underliers.

SUPPLEMENTAL DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus.

The following section is the opinion of Sullivan & Cromwell LLP, counsel to The Goldman Sachs Group, Inc. In addition, it is the opinion of Sullivan & Cromwell LLP that the characterization of the notes for U.S. federal income tax purposes that will be required under the terms of the note, as discussed below, is a reasonable interpretation of current law.

United States Holders

This section applies to you only if you are a United States holder that holds your notes as a capital asset for tax purposes. You are a United States holder if you are a beneficial owner of a note and you are:

•	a citizen or resident of the United States;

•	a domestic corporation;

•	an estate whose income is subject to United States federal income tax regardless of its source; or

•

a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies;

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

•	a bank;

•	a life insurance company;

•	a regulated investment company;

•	a tax exempt organization;

•	a person that owns a note as a hedge or that is hedged against interest rate risks;

•	a person that owns a note as part of a straddle or conversion transaction for tax purposes; or

•	a person whose functional currency for tax purposes is not the U.S. dollar.

Although this section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect, no statutory, judicial or administrative authority directly discusses how your notes should be treated for U.S. federal income tax purposes, and as a result, the U.S. federal income tax consequences of your investment in your notes are uncertain. Moreover, these laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the notes, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

You will be obligated pursuant to the terms of the notes — in the absence of a change in law, an administrative determination or judicial ruling to the contrary — to characterize your notes for all tax purposes as a pre-paid derivative contract with respect to the basket underliers. Except as otherwise stated below, the discussion herein assumes that the notes will be so treated.

Upon the sale or maturity of your notes, subject to the discussion on Section 1260 of the Internal Revenue Code below, you should recognize capital gain or loss equal to the difference between the amount realized on the sale or maturity and your tax basis in your notes. Your tax basis in your notes will generally be equal to the amount that you paid for your notes. Such capital gain or loss should generally be short-term capital gain or loss if you hold the notes for one year or less, and should be long-term capital gain or loss if you hold the notes for more than one year. Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income.

Although not entirely clear, it is possible that the portions of the notes that relate to the appreciation of the iShares® Fund could be treated as a “constructive ownership transaction” which would be subject to the rules of Section 1260 of the Internal Revenue Code. If your notes were subject to the constructive ownership rules, then any long-term capital gain that you realize upon the sale or maturity of your notes that is attributable to the appreciation of the iShares® Fund over the term of your notes would be recharacterized as ordinary income (and you would be subject to an interest charge on deferred tax liability with respect to such capital gain) to the extent that such capital gain exceeds the amount of long-term capital gain that you would have realized had you purchased an actual interest in the iShares® Fund on the date that you purchased your notes (in an amount equal to the interests in the iShares® Fund that are referenced by your notes) and sold such interest in the iShares® Fund on the date of the sale or maturity of the notes (the “Excess Gain Amount”). Because the maturity payment under the notes will only reflect the appreciation or depreciation in the value of the shares of the iShares® Fund and will not be determined by reference to any short-term capital gains or ordinary income, if any, that is recognized by holders of shares of the iShares® Fund, we believe that it is more likely than not that the Excess Gain Amount will be equal to zero, and that the application of the constructive ownership rules will accordingly not have any adverse effects to you. However, it is possible that the Excess Gain Amount could be greater than zero if the Internal Revenue Service successfully asserts that the number of the iShares® Fund shares used to determine the Excess Gain Amount should be calculated by dividing the product of 20% and the amount you paid for your notes by the iShares® Fund’s share price on the date you acquired your notes, as opposed to making such determination based on the actual number of the iShares® Fund shares that, after taking into account the upside participation rate, are effectively referenced in determining the actual return on your notes. Because the application of the constructive ownership rules is unclear, however, you are strongly urged to consult your tax advisor with respect to the possible application of the constructive ownership rules to your investment in the notes.

We will not attempt to ascertain whether any component of the MSCI EAFE Index would be treated as a “passive foreign investment company” (“PFIC”), within the meaning of Section 1297 of the Internal Revenue Code. If a component of the MSCI EAFE Index were so treated, certain adverse U.S. federal income tax consequences could possibly apply to a U.S. holder. You should refer to information filed with the SEC with respect to each component and consult your tax advisor regarding the possible consequences to you, if any, if the issuer of a particular component of the MSCI EAFE Index is or becomes a PFIC.

No statutory, judicial or administrative authority directly discusses how your notes should be treated for United States federal income tax purposes. As a result, the United States federal income tax consequences of your investment in the notes are uncertain and alternative characterizations are possible. Accordingly, we urge you to consult your tax advisor in determining the tax consequences of an investment in your notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Alternative Treatments. There is no judicial or administrative authority discussing how your notes should be treated for U.S. federal income tax purposes. Therefore, the Internal Revenue Service might assert that treatment other than that described above is more appropriate. In particular, the Internal Revenue Service could treat your notes as a single debt instrument subject to special rules governing contingent payment obligations.

Under those rules, the amount of interest you are required to take into account for each accrual period would be determined by constructing a projected payment schedule for the notes and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the comparable yield — i.e., the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your notes — and then determining a payment schedule as of the applicable original issue date that would produce the comparable yield. These rules may have the effect of requiring you to include interest in income in respect of your notes prior to your receipt of cash attributable to that income.

If the rules governing contingent payment obligations apply, any gain you recognize upon the sale or maturity of your notes would be ordinary interest income. Any loss you recognize at that time would be treated as ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your notes, and, thereafter, as capital loss.

If the rules governing contingent payment obligations apply, special rules would apply to persons who purchase a note at other than the adjusted issue price as determined for tax purposes.

It is possible that the Internal Revenue Service could assert that, while your notes should generally be characterized as described above, the gain you recognize upon the sale, exchange or maturity of your notes should be treated as ordinary income.

It is possible that the Internal Revenue Service could seek to characterize your notes in a manner that results in tax consequences to you different from those described above. You should consult your tax advisors as to possible alternative characterizations of your notes for U.S. federal income tax purposes.

Change in Law

In 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your notes after the bill was enacted to accrue interest income over the term of such notes even though there may be no interest payments over the term of such notes. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of such notes.

In addition, on December 7, 2007, the Internal Revenue Service released a notice stating that the Internal Revenue Service and the Treasury Department are actively considering issuing guidance regarding the proper Federal income tax treatment of an instrument such as the offered notes including whether the holders should be required to accrue ordinary income on a current basis and whether gain or loss should be ordinary or capital. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code might be applied to such instruments. Except to the extent otherwise provided by law, The Goldman Sachs Group, Inc. intends to continue treating the notes for U.S. federal income tax purposes in accordance with the treatment described above unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate.

It is impossible to predict what any such legislation or administrative or regulatory guidance might provide, and whether the effective date of any legislation or guidance will affect notes that were issued before the date that such legislation or guidance is issued. You are urged to consult your tax advisor as to the possibility that any legislative or administrative action may adversely affect the tax treatment of your notes.

United States Alien Holders

This section applies to you only if you are a United States alien holder. You are a United States alien holder if you are the beneficial owner of the notes and are, for United States federal income tax purposes:

•	a nonresident alien individual;

•	a foreign corporation; or

•	an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from the notes.

You will be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your notes at maturity and, notwithstanding that we do not intend to treat the notes as debt for tax purposes, we intend to backup withhold on such payments with respect to your notes unless you comply with the requirements necessary to avoid backup withholding on debt instruments (in which case you will not be subject to such backup withholding) as set forth under “United States Taxation — Taxation of Debt Securities — United States Alien Holders” in the accompanying prospectus.

Furthermore, on December 7, 2007, the Internal Revenue Service released Notice 2008-2 on various issues, including whether instruments such as your notes should be subject to withholding. It is therefore possible that rules will be issued in the future, possibly with retroactive effects, that would cause payments on your notes at maturity to be subject to withholding, even if you comply with certification requirements as to your foreign status.

As discussed above, alternative characterizations of the notes for U.S. federal income tax purposes are possible. Should an alternative characterization of the notes, by reason of a change or clarification of the law, by regulation or otherwise, cause payments at maturity with respect to the notes to become subject to withholding tax, we will withhold tax at the applicable statutory rate and we will not make payments of any additional amounts. Prospective United States alien holders of the notes should consult their own tax advisors in this regard.

Backup Withholding and Information Reporting

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting — United States Holders” and “— United States Alien Holders” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on your notes. In addition, pursuant to recently enacted legislation, certain payments in respect of the notes made to corporate United States holders after December 31, 2011 may be subject to information reporting and backup withholding.

EMPLOYEE RETIREMENT INCOME SECURITY ACT

This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the notes.

The U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the U.S. Internal Revenue Code of 1986, as amended (the “Code”), prohibit certain transactions (“prohibited transactions”) involving the assets of an employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (including individual retirement accounts, Keogh plans and other plans described in Section 4975(e)(1) of the Code) (a “Plan”) and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Code) with respect to the Plan; governmental plans may be subject to similar prohibitions unless an exemption applies to the transaction. The assets of a Plan may include assets held in the general account of an insurance company that are deemed “plan assets” under ERISA or assets of certain investment vehicles in which the Plan invests. Each of The Goldman Sachs Group, Inc. and certain of its affiliates may be considered a “party in interest” or a “disqualified person” with respect to many Plans, and, accordingly, prohibited transactions may arise if the notes are acquired by or on behalf of a Plan unless those notes are acquired and held pursuant to an available exemption. In general, available exemptions are: transactions effected on behalf of that Plan by a “qualified professional asset manager” (prohibited transaction exemption 84-14) or an “in-house asset manager” (prohibited transaction exemption 96-23), transactions involving insurance company general accounts (prohibited transaction exemption 95-60), transactions involving insurance company pooled separate accounts (prohibited transaction exemption 90-1), transactions involving bank collective investment funds (prohibited transaction exemption 91-38) and transactions with service providers under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code where the Plan receives no less and pays no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code). The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the plan, by purchasing and holding the notes, or exercising any rights related thereto, to represent that (a) the plan will receive no less and pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code) in connection with the purchase and holding of the notes, (b) none of the purchase, holding or disposition of the notes or the exercise of any rights related to the notes will result in a nonexempt prohibited transaction under ERISA or the Code (or, with respect to a governmental plan, under any similar applicable law or regulation), and (c) neither The Goldman Sachs Group, Inc. nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA or, with respect to a governmental plan under any similar applicable law or regulation) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the notes, or as a result of any exercise by The Goldman Sachs Group, Inc. or any of its affiliates of any rights in connection with the notes, and no advice provided by The Goldman Sachs Group, Inc. or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the notes and the transactions contemplated with respect to the notes.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a government plan, an IRA or a Keogh plan) and propose to invest in the notes, you should consult your legal counsel.

SUPPLEMENTAL PLAN OF DISTRIBUTION

The Goldman Sachs Group, Inc. expects to agree to sell to Goldman, Sachs & Co., and Goldman, Sachs & Co. expects to agree to purchase from The Goldman Sachs Group, Inc., the aggregate face amount of the offered notes specified on the front cover of this prospectus supplement. Goldman, Sachs & Co. proposes initially to offer the notes to the public at the original issue price set forth on the cover page of this prospectus supplement. Goldman, Sachs & Co. proposes initially to offer the notes to the public at the original issue price set forth on the cover page of this offering circular supplement, and to certain securities dealers at such price less a concession not in excess of     % of the face amount.

In the future, Goldman, Sachs & Co. or other affiliates of The Goldman Sachs Group, Inc. may repurchase and resell the offered notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. The Goldman Sachs Group, Inc. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $            . For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.

We expect to deliver the notes against payment therefor in New York, New York on                     , 2010, which is expected to be the fifth scheduled business day following the date of this prospectus supplement and of the pricing of the notes. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any day prior to three business days before delivery will be required, by virtue of the fact that the notes initially are expected to settle in five business days (T + 5), to specify alternative settlement arrangements to prevent a failed settlement.

Conflicts of Interest

Goldman, Sachs & Co. is an affiliate of The Goldman Sachs Group, Inc. and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. Goldman, Sachs & Co. is not permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement. You must not rely on any unauthorized information or representations. This prospectus supplement is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement is current only as of its date.

Prospectus Supplement

Page

Summary Information	S-3
Hypothetical Examples	S-6
Additional Risk Factors Specific to Your Notes	S-12
Specific Terms of Your Notes	S-21
Use of Proceeds and Hedging	S-29
The Basket and The Basket Underliers	S-30
Supplemental Discussion of Federal Income Tax Consequences	S-43
Employee Retirement Income Security Act	S-47
Supplemental Plan of Distribution	S-48
Conflicts of Interest	S-48

Prospectus Supplement dated April 6, 2009

Use of Proceeds	S-2
Description of Notes We May Offer	S-3
United States Taxation	S-24
Employee Retirement Income Security Act	S-25
Supplemental Plan of Distribution	S-26
Validity of the Notes	S-27

Prospectus dated April 6, 2009

Available Information	2
Prospectus Summary	4
Use of Proceeds	8
Description of Debt Securities We May Offer	9
Description of Warrants We May Offer	33
Description of Purchase Contracts We May Offer	49
Description of Units We May Offer	54
Description of Preferred Stock We May Offer	59
The Issuer Trusts	66
Description of Capital Securities and Related Instruments	68
Description of Capital Stock of The Goldman Sachs Group, Inc	91
Legal Ownership and Book-Entry Issuance	96
Considerations Relating to Securities Issued in Bearer Form	102
Considerations Relating to Indexed Securities	106
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	109
Considerations Relating to Capital Securities	112
United States Taxation	116
Plan of Distribution	140
Employee Retirement Income Security Act	143
Validity of the Securities	144
Experts	144
Cautionary Statement Pursuant to the Private Securities Litigation Reform Act of 1995	144

$

The Goldman Sachs Group, Inc.

Leveraged Buffered Basket-Linked Notes

due

(Linked to a Basket Comprised of the

MSCI EAFE Index and the iShares® MSCI

Emerging Markets Index Fund)

Medium-Term Notes,

Series D

Goldman, Sachs & Co.